EXHIBIT 10.1

DEBTOR-IN-POSSESSION
REVOLVING CREDIT AGREEMENT

Dated as of November 20, 2017

by and among

REAL ALLOY HOLDING, INC.,
(as Borrower Representative),

THE OTHER BORROWERS PARTY HERETO FROM TIME TO TIME,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

BANK OF AMERICA, N.A.
for itself, as a Lender, an L/C Issuer and as Agent for all

Lenders,

and

ANY OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

****************************************

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3.23	Government Contracts	31
3.24	Customer and Trade Relations	31
3.25	Bonding	31
3.26	[Intentionally Omitted.]	31
3.27	Status of RA Intermediate	31
3.28	Other Financing Documents	31
3.29	Full Disclosure	31
3.30	Foreign Assets Control Regulations and Anti-Money Laundering	32
3.31	Patriot Act; Counter-Terrorism Regulations	32
3.32	[Intentionally Omitted	33
3.33	Physical Condition of Owned Properties	33
3.34	Access	33
3.35	Financing Order	33
3.36	DIP Order Notices	33
3.37	Superpriority Administrative Expense Claims	33
3.38	DIP Liens	33
ARTICLE IV AFFIRMATIVE COVENANTS		34
4.1	Financial Statements	34
4.2	Certificates; Other Information	35
4.3	Notices	38
4.4	Preservation of Corporate Existence, Etc	40
4.5	Maintenance of Property	40
4.6	Insurance.	40
4.7	Payment of Obligations	41
4.8	Compliance with Laws; Pension Plans and Benefit Plans.	42
4.9	Inspection of Property and Books and Records; Audits; Appraisals.	42
4.10	Use of Proceeds	43
4.11	Cash Management Systems	43
4.12	Landlord Agreements	44
4.13	Further Assurances.	44
4.14	Environmental Matters	45
4.15	Chief Restructuring Officer	46
4.16	Bankruptcy Milestones	46
4.17	Bankruptcy Matters	46
4.18	Ordinary Course	46
4.19	Post-Closing Obligations.	46
ARTICLE V NEGATIVE COVENANTS		46
5.1	Limitation on Liens	46
5.2	Disposition of Assets	49
5.3	Consolidations, Mergers and Amalgamations	50
5.4	Acquisitions; Loans and Investments	50
5.5	Limitation on Indebtedness	52
5.6	Employee Loans and Transactions with Affiliates	53
5.7	Management Fees and Compensation	54
5.8	Margin Stock; Use of Proceeds	54

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5.9	Contingent Obligations	54
5.10	Compliance with ERISA, Pension and Benefits Plans.	55
5.11	Restricted Payments	55
5.12	Change in Business	56
5.13	Change in Structure	57
5.14	Changes in Accounting, Name or Jurisdiction of Organization	57
5.15	Amendments to Related Agreements	57
5.16	No Negative Pledges.	57
5.17	OFAC; Patriot Act; Anti-Money Laundering	58
5.18	Sale-Leasebacks	58
5.19	Hazardous Materials	58
5.20	Prepayments of Other Indebtedness	58
5.21	Financing Order	59
5.22	DIP Term Facility.	59
5.23	Ordinary Course	60
5.24	Key Employees	60
ARTICLE VI FINANCIAL COVENANTS		60
6.1	Compliance with Approved Budget	60
ARTICLE VII EVENTS OF DEFAULT		60
7.1	Events of Default	60
7.2	Remedies	67
7.3	Rights Not Exclusive	67
7.4	Cash Collateral for Letters of Credit	67
ARTICLE VIII THE AGENT		67
8.1	Appointment and Duties.	67
8.2	Binding Effect	69
8.3	Use of Discretion.	69
8.4	Delegation of Rights and Duties	70
8.5	Reliance and Liability.	70
8.6	Agent Individually	72
8.7	Lender Credit Decision.	72
8.8	Expenses; Indemnities; Withholding.	73
8.9	Resignation of Agent or L/C Issuer.	74
8.10	Release of Collateral or Guarantors	74
8.11	Additional Secured Parties	75
8.12	[Intentionally Omitted]	75
8.13	Information Regarding Bank Products	76
8.14	Intercreditor Agreement	76
ARTICLE IX MISCELLANEOUS		76
9.1	Amendments and Waivers.	76
9.2	Notices.	77
9.3	Electronic Transmissions.	77
9.4	No Waiver; Cumulative Remedies	78

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9.5	Costs and Expenses	78
9.6	Indemnity.	79
9.7	Marshaling; Payments Set Aside	80
9.8	Successors and Assigns	80
9.9	Binding Effect; Assignments and Participations.	81
9.10	Non-Public Information; Confidentiality.	83
9.11	Set-off; Sharing of Payments.	85
9.12	Counterparts; Facsimile Signature	86
9.13	Severability	86
9.14	Captions	86
9.15	Independence of Provisions	86
9.16	Interpretation	86
9.17	No Third Parties Benefited	86
9.18	Governing Law and Jurisdiction.	87
9.19	Waiver of Jury Trial	88
9.20	Entire Agreement; Release; Survival.	88
9.21	Patriot Act; Anti-Money Laundering Legislation.	89
9.22	[reserved].	89
9.23	Joint and Several	89
9.24	[reserved].	89
9.25	Currency Matters	89
9.26	Judgment Currency.	90
9.27	Creditor-Debtor Relationship	90
9.28	Actions in Concert	91
9.29	Keepwell	91
ARTICLE X TAXES, YIELD PROTECTION AND ILLEGALITY		91
10.1	Taxes.	91
10.2	Illegality	94
10.3	Increased Costs and Reduction of Return.	95
10.4	Funding Losses	96
10.5	Inability to Determine Rates	97
10.6	Reserves on LIBOR Rate Loans	97
10.7	Certificates of Lenders	97
ARTICLE XI DEFINITIONS		97
11.1	Defined Terms	97
11.2	Other Interpretive Provisions.	132
11.3	Accounting Terms and Principles	133
11.4	Payments	134
11.5	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	134

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EXHIBITS

Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.1(c)	[reserved]
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 4.2(m)	[reserved]
Exhibit 4.16	Milestones
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Borrowing Base Certificate
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	[reserved]
Exhibit 11.1(e)	[reserved]
Exhibit 11.1(f)	[reserved]
Exhibit 11.1(g)	[reserved]

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DEBTOR-IN-POSSESSION REVOLVING CREDIT AGREEMENT

This DEBTOR-IN-POSSESSION REVOLVING CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this "Agreement") is entered into as of November  20, 2017, by and among REAL ALLOY HOLDING, INC., a Delaware corporation ("Real Alloy Holding"), in its capacity as a Borrower and as the Borrower Representative, each of the other Persons identified on the signature pages hereto as Borrowers (together with Real Alloy Holding, collectively, the "Borrowers" and individually, a "Borrower"), the other Persons party hereto that are designated on the signature page hereto as a "Credit Party", BANK OF AMERICA, N.A., a national banking association (in its individual capacity, "Bank of America"), as Agent for the Lenders and for itself as a Lender, and such Lenders as may be party to this Agreement from time to time.

W I T N E S S E T H:

WHEREAS, on November 17, 2017 (the "Filing Date"), Borrowers and certain of their affiliates (collectively, the "Debtors") filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, which commenced cases that are jointly administered (collectively, the "Cases") by  the United Stated Bankruptcy Court for the District of Delaware (together with any other court having competent jurisdiction over the Cases from time to time, the "Bankruptcy Court");

WHEREAS, the Debtors continue to operate their businesses and manage their properties as debtors-in-possession under Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, pursuant to that certain Credit Agreement, dated as of March 14, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the "Prepetition Credit Agreement"), by and among Borrower Representative, other parties from time to time party thereto as borrowers (collectively with Borrower Representative, the "Prepetition Borrowers"), the lenders from time to time party thereto (the "Prepetition Lenders"), and Bank of America N.A., a national banking association, as administrative agent for the Prepetition Lenders (in such capacity, the "Prepetition Agent"), Prepetition Lenders made certain revolving loans and other financial accommodations available to the Prepetition Borrowers prior to the Filing Date on the terms and conditions set forth therein, which loans and other financial accommodations and all other Prepetition Obligations (as defined below) are secured by Liens on substantially all the assets of the Prepetition Borrowers;

WHEREAS, the Borrowers have requested the Lenders provide during the Cases a secured revolving credit facility (the "DIP Facility") to the Borrowers to (i) fund certain fees and expenses associated with the DIP Facility incurred during the Cases, (ii) finance the ongoing general corporate needs of the Borrowers and the Debtors, subject to the Approved Budget, (iii) pay for certain of the Debtors' administrative expenses incurred during the Cases, subject to the Approved Budget, and (iv) provide for adequate protection in favor of the Prepetition Lenders; and

WHEREAS, Agent and Lenders are willing to provide the DIP Facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I THE CREDITS
1.1 Amounts and Terms of Commitments.
(a) The Revolving Credit.

(i) Subject to the terms and conditions of this Agreement and the Financing Order and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender severally and not jointly agrees to make Loans to the Borrowers (collectively, the "Revolving Loans" and individually, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Loan Commitment, which Revolving Loan Commitment, as of the Closing Date, is set forth opposite such Lender's name on Schedule 1.1(a) under the heading "Revolving Loan Commitments"; provided, however, that, after giving effect to any Borrowing of any Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the lesser of (A) the amount equal to (1) the Maximum Revolving Loan Amount less (2) the Prepetition Obligations outstanding at such time (including any Reinstated Prepetition Obligations then outstanding) and (B) the amount equal to (1) the Borrowing Base as of such date (as calculated pursuant to the Borrowing Base Certificate) less (2) the Prepetition Obligations outstanding at such time (including any Reinstated Prepetition Obligations then outstanding).

(ii) [reserved].
(iii) [reserved].
(b) Letters of Credit.

(i) Conditions.  On the terms and subject to the conditions contained herein, Borrower Representative may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers' usual and customary business practices and for the account of the Borrowers, Letters of Credit and an applicable L/C Issuer (each such Letter of Credit, a "Letter of Credit"), from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(1) (a) the aggregate outstanding principal balance of Revolving Loans would exceed the Maximum Revolving Loan Amount or (b) the Letter of Credit Obligations for all Letters of Credit would exceed $20,000,000;

(2) the expiration date of such Letter of Credit (a) is not a Business Day, (b) is more than one year after the date of Issuance thereof or (c) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that unless otherwise agreed to by the L/C Issuer, any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (i) the Borrowers and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (ii) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (c) above; or

(3) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrowers or the Borrower Representative on its behalf, the documents that such L/C Issuer generally uses in the ordinary course of business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the "L/C Reimbursement Agreement").

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

(ii) Notice of Issuance.  The Borrower Representative shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 1:00 p.m. on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(b) duly completed or in any other written form acceptable to such L/C Issuer (each, an "L/C Request").

(iii) Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by any Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrowers.  The Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit, no later than the first Business Day after the Borrowers or the Borrower Representative receives notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the "L/C  Reimbursement Date") with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans (if such L/C Reimbursement Obligations are denominated in Dollars), and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans (if such L/C Reimbursement Obligations are denominated in Dollars).

(vi) Reimbursement Obligations of the Lenders.

(A) Upon receipt of the notice described in clause (v) above from Agent, each Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 1.11(e)(ii)).

(B) By making any payments described in clause (A) above, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, such Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii) Obligations Absolute.  The obligations of the Borrowers, and the Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Lender hereunder.  No provision hereof shall be deemed to waive or limit the Borrowers' right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(c) [reserved].
1.2 Evidence of Loans.

The Revolving Loans made by each Lender are evidenced by this Agreement.

1.3 Interest.

(a) Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date for such Loan and on the date of any payment or prepayment of Revolving Loans on the Revolving Termination Date.

(c) At the election of the Required Lenders while any Event of Default exists, the Borrowers, jointly and severally in respect of all Loans, shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans and past due interest thereon, if any, under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus LIBOR or the Base Rate as the case may be). All such interest shall be payable in cash on demand of Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law ("Maximum Lawful Rate"); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Loan Accounts.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  Agent shall deliver (including via Electronic Transmission) to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrowers solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower Representative) (A) a record of ownership (the "Register") in which Agent agrees to register by book entry the interests (including any rights to receive payment of principal and interest hereunder) of Agent and each

Lender and each L/C Issuer in the Revolving Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, and (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from a Borrower or other Credit Party and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and the L/C Reimbursement Obligations) are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section  9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, Agent,  such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day's prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.5 Procedure for Revolving Credit Borrowing.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative's irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 1:00 p.m. (i) on the date which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan and (ii) on the requested Borrowing date of each Base Rate Loan. Such Notice of Borrowing shall specify:

(i) the Borrower for which the Borrowing is being requested;
(ii) the amount of the Borrowing;
(iii) the requested Borrowing date, which shall be a Business Day;
(iv) [reserved];

(v) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and
(vi) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.
(b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender's Commitment Percentage of the Borrowing.

(c) Unless Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to the applicable Borrower by Agent by wire transfer of such amount to the applicable Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

(d) For greater certainty, LIBOR Rate Loans and Base Rate Loans are available only in Dollars

(e) Upon the entry of the Final Order, Borrower Representative shall be deemed to have made an irrevocable written notice delivered to Agent  for a Borrowing in the amount of the then outstanding Prepetition Obligations comprised of LIBOR Rate Loans and Base Rate Loans corresponding to the LIBOR Rate Loans and Base Rate Loans (each as defined in the Prepetition Credit Agreement) comprising the Prepetition Obligations, plus a Base Rate Loan equal to the amount of any Prepetition Obligations in excess of Revolving Loans (as defined in the Prepetition Credit Agreement) outstanding under the Prepetition Credit Agreement.

1.6 Conversion and Continuation Elections.

(a) The applicable Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Base Rate Loans from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $500,000, as applicable, for any individual Loan and $1,000,000 in the aggregate for any group of Loans.    Any such election must be made by the Borrower Representative by 1:00 p.m. on the third Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such or (3) the date on which the applicable Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan by 1:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower Representative must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of

Conversion/Continuation") substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan if the conditions to lending set forth in the Financing Order are not met at the time of such proposed conversion or continuation and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof.  In addition, Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect for the Borrowers.

1.7 Voluntary Prepayments.  Subject to (i) the Prepetition Obligations (including any Reinstated Prepetition Obligations) being fully and finally paid and (ii) the other terms and conditions of this Agreement (including without limitation concurrent payment of any amounts required to be paid pursuant to Section 10.4(d)), the Borrowers may voluntarily prepay the Revolving Loans at any time upon at least three (3) Business Day's written notice to Agent.

1.8 Mandatory Prepayments of Loans.

(a) Revolving Loan.  The Borrowers, jointly and severally in respect of all of the following Obligations shall repay to the Lenders in full on the Revolving Termination Date the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date.

(b) Overadvance.  If at any time the outstanding principal balance of Revolving Loans plus the Prepetition Obligations and Reinstated Prepetition Obligations then outstanding exceeds the Borrowing Base, then Borrowers shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess in accordance herewith.

(c) Asset Dispositions; Events of Loss. If a Credit Party shall at any time or from time to time:
(i) make a Disposition of assets constituting Collateral; or
(ii) suffer an Event of Loss;

the aggregate amount of the Net Proceeds received by the Credit Parties in connection with such Disposition or Event of Loss, then (subject in all cases to the terms of the Intercreditor Agreement) Borrowers shall promptly (but in no event later than one (1) Business Day) following the receipt by a Credit Party of the Net Proceeds of such Disposition or Event of Loss, in the case of Net Proceeds of any ABL Priority Collateral, deliver, or cause to be delivered, an amount equal to such

Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Prepetition Obligations and, then, to the Loans, which prepayment shall be applied in accordance with Section 1.8(g).

(d) Issuance of Securities; Issuance of Indebtedness.

(i) Subject to the terms of the Intercreditor Agreement, immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the issuance of Shares or Share Equivalents (including capital contributions), such Credit Party shall deliver, or cause to be delivered, to Agent an amount equal to 100% such Net Issuance Proceeds for application to the Prepetition Obligations and, then, to the Loans in accordance with Section 1.8(g).

(ii) Subject to the terms of the Intercreditor Agreement, immediately upon receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the incurrence of Indebtedness (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted hereunder), such Credit Party shall deliver, or cause to be delivered, to Agent an amount equal to 100% of such Net Issuance Proceeds, for application to the Prepetition Obligations and, then, to the Loans in accordance with Section 1.8(g).

(e) In the event that the Prepetition Lenders are required to repay or disgorge to any Debtor or any other Credit Party, or any representatives of any Debtor's or any other Credit Party’s estate (as agents, with derivative standing or otherwise) all or any portion of the Prepetition Obligations authorized and directed to be repaid pursuant to the Financing Order, or any payment on account of the Prepetition Obligations made to any Prepetition Lender is rescinded or voided for any reason whatsoever, including, but not limited to, as a result of any Avoidance Action, or any other action, suit, proceeding or claim brought under any other provision of any applicable Bankruptcy Code or any applicable federal, state, provincial or foreign law, or any other similar provisions under any other state, federal, provincial or foreign statutory or common law (all such amounts being hereafter referred to as the "Avoided Payments"), then, in such event, Borrowers shall prepay the outstanding principal amount of the Revolving Loans in an amount equal to 100% of such Avoided Payments immediately upon receipt of the Avoided Payments by Borrowers or any representative of any Borrower's estate, for application in accordance with subclause (g) below.

(f) [Intentionally Omitted.]

(g) Application of Prepayments.  Subject to the terms of the Intercreditor Agreement, any prepayments pursuant to Sections 1.8(c), 1.8(d) or 1.8(e) shall be applied in the manner set forth in Section 1.10.   To the extent permitted by the foregoing sentence, amounts prepaid with respect to any Revolving Loans shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the applicable Borrower shall pay any amounts required pursuant to Section 10.4 hereof.

(h) No Implied Consent.  Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

1.9 Fees.
(a) [reserved].
(b) Unused Commitment Fee. The Borrowers shall pay to Agent a fee (the "Unused Commitment Fee") for the account of each Lender in an amount equal to:
(i) the average daily balances of the Revolving Loan Commitment of such Lender during the preceding calendar month, less

(ii) the sum of (x) the average daily balance of all Revolving Loans held by such Lender plus (y) all Loans under the Prepetition Credit Agreement in each case, during the preceding calendar month; provided, in no event shall the amount computed pursuant to clauses (i) and (ii) be less than zero,

(iii) multiplied by one quarter of one percent (0.25%).

The total fee paid by the Borrowers will be equal to the sum of all of the fees due to the Lenders. Such fee shall be payable monthly in arrears on the first day of each calendar month following the date hereof. The Unused Commitment Fee provided in this Section 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement.

(c) Letter of Credit Fee.  The Borrowers agree to pay to Agent for the ratable benefit of the Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, (ii) a fronting fee equal to 0.125% per annum on the face amount outstanding of all Letters of Credit Issued, payable monthly in arrears and (iii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to the product of the daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrowers shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer's or prospective L/C Issuer's customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

(d) Closing Fee.  Borrowers will pay Agent a fee in an aggregate amount equal to $1,100,000 (the "Closing Fee"), payable ratably for the benefit of the Lenders earned and payable upon entry of the Interim Order.

1.10 Payments by the Borrowers.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. on the date due. Any payment which is received by Agent later than 1:00 p.m. may in Agent's discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  On each Business Day, (i) amounts in Collection Accounts of U.S. Credit Parties and (ii) amounts in Collection Accounts of Canadian Credit Parties shall be applied in accordance with Section 10.1(c).  Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default or otherwise of any and all payments in respect of any Obligation and any proceeds of Collateral.    Each Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan) to pay (i) interest, principal agent fees and Unused Commitment Fees, in each instance, on the date due, or (ii) other fees, costs or expenses payable by any Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of "Interest Period" herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment (including, if applicable, any interest or fees) shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation, and if applicable, payment, of interest or fees, as the case may be.

(c) Except as otherwise set forth in the Financing Order, the Prepetition Obligations and Reinstated Prepetition Obligations will be paid in full before any payment is applied to the Obligations (unless otherwise elected by "Prepetition Agent" (as defined in the Financing Order) and any and all payments or proceeds of the categories of assets described in the definition of ABL Priority Collateral in the Prepetition Credit Agreement received by Agent in respect of any Obligation shall be applied in accordance with clauses first through eleventh below.   Notwithstanding any provision herein to the contrary (but subject to Section 1.10(d) below), all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral (subject to the provisions of the Intercreditor Agreement), shall be applied as follows:

first, to the payment of fees, costs and expenses, including Attorney Costs (as defined in the Prepetition Credit Agreement), of Prepetition Agent payable or reimbursable by the Credit Parties (as defined in the Prepetition Credit Agreement) under the Loan Documents (as defined in the Prepetition Credit Agreement);

second,  pro rata, to payment of Attorney Costs (as defined in the Prepetition Credit Agreement) of Prepetition Lenders  payable or reimbursable by the Prepetition Borrowers under the Prepetition Credit Agreement;

third,  pro rata, to payment of all accrued unpaid interest on the Prepetition Obligations and fees owed to Prepetition Agent, Prepetition Lenders and L/C Issuers (as defined in the Prepetition Credit Agreement);

fourth,  pro rata, to payment of principal of the Prepetition Obligations including, L/C Reimbursement Obligations (as defined in the Prepetition Credit Agreement) then due and payable, any Obligations (as defined in the Prepetition Credit Agreement) under any Bank Product Obligations (as defined in the Prepetition Credit Agreement)and cash collateralization of unmatured L/C Reimbursement Obligations(as defined in the Prepetition Credit Agreement) to the extent not then due and payable;

fifth,  pro rata, to payment of any other amounts owing constituting Prepetition Obligations;

sixth,  to the payment of fees, costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

seventh,  pro rata, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;

eighth,  pro rata, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;

ninth,  pro rata, to payment of principal of the Obligations including, L/C Reimbursement Obligations then due and payable, any Obligations under any Bank Product Obligations and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable;

tenth,  pro rata, to payment of any other amounts owing constituting Obligations; and

eleventh, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.

1.11 Payments by the Lenders to Agent; Settlement.

(a) Agent may, on behalf of Lenders, disburse funds to the applicable Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the applicable Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the applicable Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender's Commitment Percentage of the Loan requested by the Borrower Representative no later than the Business Day prior to (or, in the case of same day Borrowings, on) the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender's Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent's account, as set forth on Agent's signature page hereto, no later than 1:00 p.m. on such scheduled Borrowing date. Nothing in this Section 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at Agent's election (each, a "Settlement Date"), Agent shall advise each Lender by telephone or fax of the amount of such Lender's Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Agent shall pay to each Lender such Lender's Commitment Percentage (except as otherwise provided in Section 1.1(b)(vi), Section 1.11(e) and Section 9.9(g)) of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. on the next Business Day following each Settlement Date.

(c) Availability of Lender's Commitment Percentage.  Agent may assume that each Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent's demand, Agent shall promptly notify the Borrower Representative and the applicable Borrower shall immediately repay such amount to Agent. Nothing in this Section 1.11(c) shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder. Without limiting the provisions of Section  1.11(b), to the extent that Agent advances funds to the Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) [reserved].

(f) Procedures.  Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

1.12 Borrower Representative.  Real Alloy Holding hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf (the "Borrower Representative") and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation and L/C Requests, delivering certificates including Compliance Certificates and Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower, the Borrowers, any Credit Party or the Credit Parties under the Loan Documents. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Credit Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Credit Party by the Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

1.13 Eligible Accounts.  All of the Accounts owned by each Borrower and Canadian Guarantor and properly reflected as "Eligible Accounts" in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be "Eligible Accounts" for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent (a) shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion and (b) reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria, in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available (and Agent shall promptly notify Borrower Representative of any such adjustments).  Eligible Accounts shall not include the following Accounts of a Borrower and Canadian Guarantor:

(a) Accounts – Past Due/Extended Terms.  (i) Accounts that are not paid within the earlier of sixty (60) days following its due date or one hundred twenty (120) days following its original invoice date and (ii) Accounts that specify a due date more than ninety (90) days after original invoice date;

(b) Cross Aged Accounts.  Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible for inclusion in the Borrowing Base under the other criteria set forth in this Section 1.13;

(c) Foreign Accounts.  Accounts that are the obligations of an Account Debtor located in a country other than the United States or Canada unless (i) payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and Issuer, (ii) payment is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent or (iii) such Account Debtor is a foreign Affiliate of an Account Debtor organized under the laws of a state in the United States or the District of Columbia whose senior unsecured debt is rated "BBB" or better by Standard & Poor's Ratings Group and "Baa3" or better by Moody's Investors Service, Inc.; provided that, in no event, shall the amount of Eligible Accounts (other than Accounts owing from Honda Motor Co., Ltd.) as a result of the foregoing clause  (iii) exceed $2,000,000 in the aggregate at any one time.

(d) Government Accounts.  Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof or the Canadian government (Her Majesty The Queen in Right of Canada) or a political subdivision thereof, or any province or territory, or any municipality or department, agency or instrumentality thereof, unless Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable Borrower has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940 or the Financial Administration Act (Canada), or any applicable state, provincial, county or municipal law restricting the assignment thereof with respect to such obligation;

(e) Contra Accounts. Accounts to the extent a Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(f) Chargebacks/Partial Payments/Disputed. Any Account to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(g) Inter-Company/Affiliate Accounts.  Accounts that arise from a sale to any employee or Affiliate of any Credit Party; provided that Accounts owing from Beck Aluminum International, LLC in an aggregate amount not to exceed $5,000,000 shall not be ineligible solely due to this clause (g);

(h) Concentration Risk.  Accounts to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates to one or more Borrowers as of any date of determination exceed, (i) in the case of each of General Motors Corp. and Honda Motor Co., in each case together with its Affiliates, twenty-five percent (25%) of all Eligible Accounts, and, in the case of Chrysler Group, LLC, together with its Affiliates, thirty percent (30%) of all Eligible Accounts (each of the foregoing, a "Concentration Exception Cap", as may be reduced from time to time pursuant to clause (B) below); provided that (A) in no event, shall the Accounts of Chrysler Group, LLC, General Motors Corp. and Honda Motor Co., together with their Affiliates, in the aggregate exceed sixty-five percent (65%) of all Eligible Accounts and (B) Agent may, with respect to such Accounts, reduce the Concentration Exception Cap applicable to each of Chrysler Group, LLC, General Motors Corp. and Honda Motor Co., in each case together with their Affiliates, if there has occurred a deterioration in the credit quality of such Account Debtor, as determined by Agent, or as otherwise deemed necessary by Agent in its Permitted Discretion, or (ii) in all other cases, fifteen percent (15%) of all Eligible Accounts;

(i) Credit Risk.  Accounts that are otherwise determined to be unacceptable by Agent in its Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written) of such determination to the Borrower Representative;

(j) Unbilled. Accounts with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;
(k) Defaulted Accounts; Bankruptcy. Accounts where:
(i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii) a petition, notice or other proceeding is filed or commenced by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(l) Progress Billing.  Accounts (i) as to which such Borrowing Base Company is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to such Borrowing Base Company's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(m) Bill and Hold. Accounts that arise with respect to goods that are sold on a bill-and-hold basis;

(n) C.O.D.. Accounts that arise with respect to goods that are sold on a cash-on-delivery basis;
(o) Non-Acceptable Alternative Currency. Accounts that are payable in any currency other than United States Dollars or Canadian Dollars;

(p) Other Liens Against Receivables. Accounts that (i) are not owned by such Borrower or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than (x) Liens in favor of Agent, securing the Obligations and (y) Liens in favor of the Notes Collateral Trustee that are permitted pursuant to Section 5.1(p);

(q) Conditional Sale. Accounts that arise with respect to goods that are placed on consignment, guarantied sale or other terms by reason of which the payment by the Account Debtor is conditional;
(r) Judgments, Instruments or Chattel Paper. Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(s) Not Bona Fide.  Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(t) Ordinary Course; Sales of Equipment or Bulk Sales.  Accounts that do not arise from the sale of goods or the performance of services by such Borrowing Base Company in the Ordinary Course of Business, including, sales of Equipment and bulk sales;

(u) Not Perfected. Accounts as to which Agent's Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;
(v) Factoring Arrangements. Accounts that are the obligations of an Account Debtor with respect to which any such Accounts are subject to a Permitted Supplier Financing Arrangement;
(w) Notes Priority Collateral. Accounts that arise out of a sale or other disposition of any Property that constitutes Notes Priority Collateral;
(x) [reserved];
(y) Barter Credit. Accounts that are subject to barter credit; or
(z) Fees; Late Charges; Interest. Accounts that include indebtedness in respect of interest, fees or other late charges (but only to the extent of such interest, fees or late charges).

1.14 Eligible Inventory.  All of the Inventory owned by each Borrower and Canadian Guarantor and properly reflected as "Eligible Inventory" in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be "Eligible Inventory" for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Agent (a) shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion and (b) reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria, in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available (and Agent shall promptly notify Borrower Representative of any such adjustments).  Eligible Inventory shall not include the following Inventory of a Borrower and Canadian Guarantor:

(a) Excess/Obsolete. Inventory that is damaged and unfit for sale or excess, obsolete, unsalable, shopworn, or seconds;
(b) Locations < $75,000. Inventory that is located at any site where the aggregate book value of Inventory at such location is less than $75,000;
(c) Consignment. Inventory that is placed on consignment;

(d) Off-Site.  Inventory that (i) is not located on premises owned, leased or rented by a Credit Party and located in the continental U.S. or Canada or (ii) is stored at a leased location, unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent and such Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on such leased premises, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless (x) a reasonably satisfactory, acknowledged bailee letter has been received by Agent with respect thereto and such Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on such leased premises and (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent or the Notes Collateral Trustee to the extent permitted pursuant to Section 5.1(p), unless a reasonably satisfactory mortgagee waiver has been delivered to Agent;

(e) In-Transit.  Inventory that is in transit, except for Inventory in transit between U.S. and/or Canadian locations of the Borrowers as to which Agent's Liens have been perfected at origin and destination; provided, that any such Inventory en route from any such U.S. location shall be included in the Borrowing Base and any such Inventory en route from any such Canadian location shall be included in the Borrowing Base;

(f) Customized.  Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(g) Packing/Shipping Materials. Inventory that consists of packing or shipping materials, or manufacturing supplies;
(h) Tooling. Inventory that consists of tooling or replacement parts;
(i) Display. Inventory that consists of display items;

(j) Returns. Inventory that consists of goods which have been returned by the buyer and are unsalable;
(k) Freight. Inventory that consists of any costs associated with "freight-in" charges in excess of normal and customary freight;
(l) Hazardous Materials. Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
(m) Un-insured. Inventory that is not covered by casualty insurance in compliance with Section 4.6 of this Agreement;

(n) Not Owned/Other Liens.  Inventory that is not owned by such Borrower or is subject to Liens other than Permitted Liens described in Sections 5.1(b), (c), (d), (f) and (p) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower's performance with respect to that Inventory and the rights of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada));

(o) Unperfected.  Inventory that is not subject to a first priority Lien in favor of Agent on behalf of itself and the Secured Parties, except for Liens described in Section 5.1(d) (subject to Reserves);

(p) Negotiable Bill of Sale.  Inventory that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Agent, on behalf of itself and the Secured Parties;

(q) Not Ordinary Course. Inventory (other than raw materials and work-in-progress) that is not of a type held for sale in the Ordinary Course of Business of a Credit Party; or
(r) Tolling Inventory. Inventory under “tolling” arrangements or contracts or any similar arrangements or contracts.
(s) Other Inventory. Inventory Agent otherwise deems to be ineligible in its Permitted Discretion.
ARTICLE II CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans.  The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions in a manner satisfactory to Agent:

(a) Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent;

(b) The Borrowers shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9, and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(c) All and documented (in summary form) out-of-pocket fees, costs and expenses of (i) the Agent and Prepetition Agent (including (and limited, in the case of counsel, to) all fees, costs, disbursements and expenses of the Agent’s outside counsel, Goldberg Kohn Ltd. (including any financial advisor retained by Goldberg Kohn, Ltd. in connection with its representation of Agent), and local counsel engaged by the Agent in connection with the Debtors’ Chapter 11 Cases, and (ii) any other professional advisors retained by the Agent or their counsel, on or before the Closing Date, shall have been paid in full in cash, to the extent invoiced to the Borrower no later than one (1) Business Day prior to the Closing Date.

(d) The Agent shall have received and approved the Approved Budget (provided that, for the avoidance of doubt, the "Initial Approved Budget" attached to the Interim Order shall be deemed to have been received by the Agent and approved as the Approved Budget upon entry of the Interim Order by the Bankruptcy Court).

(e) The Agent shall have received a commitment (in form and substance acceptable to Agent) concerning the agreement of the DIP Term Lenders to either allow the Stalking Horse Bid or similar prevailing bid to be consummated, if it is accepted by Borrowers at auction, or make a credit bid for the assets subject to the Stalking Horse bid, and cash proceeds thereof to be used to cause all obligations under the Existing Revolving Facility and the DIP Revolving Facility to be paid in full, in cash, on a final and indefeasible basis.

(f) All first day and related orders (other than the Interim Order (as defined below)) entered by the Bankruptcy Court in the Cases shall be in form and substance reasonably satisfactory to the Agent.

(g) All motions and other documents filed with and submitted to the Bankruptcy Court in connection with the this Agreement and the other Loan Documents, and the approval thereof shall be in form and substance satisfactory to the Agent (provided that, for the avoidance of doubt, the motion seeking entry of the Interim Order filed on November 17, 2017 in the Bankruptcy Court, and the Interim Order entered by the Bankruptcy Court on November 20, 2017, shall be deemed to be in form and substance satisfactory to the Agent).

(h) Other than the Cases, or as stayed upon the commencement of the Cases, and the orders approved under clause (f) above, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that, in the judgment of the Agent at the direction of the Lenders, prohibits, restricts or imposes a materially adverse condition upon the Borrower or the Guarantors, the Obligations or the exercise by the Agent at the direction of the Lenders of its rights as a secured party with respect to the Collateral.

(i) Other than the Cases, or as stayed upon the commencement of the Cases, and the Financing Order and the other orders approved under clause (f) above, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) except as disclosed, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Obligations, the Collateral or the transactions contemplated thereby.

(j) Other than the Orders, (i) all governmental and third party consents and approvals necessary in connection with this Agreement and the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Agent and the Lenders in their reasonable discretion) and shall remain in effect, and (ii) no law or regulation shall be applicable, in the reasonable judgment of the Agent and the Lenders, that restrains, prevents or imposes materially adverse conditions upon the Obligations or the transactions contemplated hereby

(k) The Agent, for the benefit of the Lenders, shall have a valid and perfected lien on and security interest in the Collateral on the basis and with the priority set forth herein and in the Financing Order.

(l) [reserved].

(m) The Bankruptcy Court shall have entered the Interim Order within three (3) calendar days following the Petition Date, in form and substance satisfactory to the Agent and the Lenders (provided that, for the avoidance of doubt, the Interim Order entered by the Bankruptcy Court on November 20, 2017 in the Bankruptcy Case shall be deemed to be in the form and substance satisfactory to the Agent and the Lenders), which Interim Order shall include, without limitation, copies of this Agreement and the Approved Budget as exhibits thereto, entered on notice to such parties as set forth in the Interim Order, (i) authorizing and approving this Agreement and the transactions contemplated thereby and hereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of all fees contemplated hereby; (ii) lifting or modifying the automatic stay to permit the Debtors to perform their obligations and the Lenders to exercise their rights and remedies with respect to this Agreement and the other Loan Documents, (iii) providing for the adequate protection in favor of the Prepetition Lenders described herein, (iv) providing for the Gradual Roll-up, and (v) reflecting such other terms and conditions that are satisfactory to the Agent and the Lenders in their sole discretion, which Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Agent and the Lenders.

(n) Pursuant to the Interim Order, the Bankruptcy Court shall have approved the DIP Term Facility.

(o) With respect to any Borrowing under the this Agreement after 45 days after the Closing Date, the Bankruptcy Court shall have entered a final order in form and substance satisfactory to the Agent and the Lenders (the "Final Order") authorizing and approving this Agreement and the transactions contemplated thereby and hereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of certain fees, which Final Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Agent and the Lenders.

(p) Pursuant to the Final Order, the Bankruptcy Court shall have approved the DIP Term Facility.
(q) There shall have occurred no event which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

2.2 Conditions to All Borrowings.  Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, in each instance, after funding of the initial Loans on the Closing Date, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein), and with respect to Revolving Loans or Issuances of Letters of Credit, Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b) any Default or Event of Default has occurred and is continuing or would reasonably be expected to result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and with respect to Revolving Loans or Issuances of Letters of Credit, Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Amount.

The request by the Borrower Representative and acceptance by the applicable Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent's Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE III REPRESENTATIONS AND WARRANTIES

Each Credit Party (excluding Canadian Credit Parties for purposes of Section 3.35 only) jointly and severally represents and warrants to Agent and each Lender that the following are true, correct and complete:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:

(a) is a corporation, unlimited liability company, limited liability company, general partnership or limited partnership, as applicable, duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) upon entry of the Financing Order, has the corporate or other organizational power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;

(c) is duly qualified as a foreign corporation, extra provincial corporation, unlimited liability company, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(i), clause (b)(ii), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Credit Party is an EEA Financial Institution.

3.2 Corporate Authorization; No Contravention.  Subject to entry by the Bankruptcy Court of the Financing Order, the execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Subsidiaries of any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(a) contravene the terms of any of that Person's Organization Documents; or

(b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens in favor of Agent created under the Loan Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject (other than breaches resulting from the filing of the Cases) ir violate any Requirement of Law in any material respect.

3.3 Governmental Authorization.  Subject to entry by the Bankruptcy Court of the Financing Order, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement, any other Loan Document or Related Agreement except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date and (c) in the case of any Related Agreement, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4 Binding Effect.  Subject to entry by the Bankruptcy Court of the Financing Order, this Agreement and each other Loan Document and Related Agreement to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability. The entry of the Financing Order is effective as regards the Credit Parties to create in favor of Agent, for the benefit of Lenders, as security for the Obligations, (i) a valid first priority (other than with respect to the Permitted Priority Liens and with respect to Agent's Lien on the Notes Priority Collateral, the Carveout) Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code and (ii) an allowed administrative expense in the Cases having priority under Section 364(c)(1) of the Bankruptcy Code over all other administrative expenses (including, without limitation, such expenses specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 552(b), 726 and 1114 of the Bankruptcy Code), subject only to the Permitted Priority Liens and with respect to Agent's Lien on the Notes Priority Collateral, the Carveout, and as set expressly forth in the Financing Order, the Liens securing the DIP Term Facility, in each case subject to the terms and conditions of the Financing Order.  Except for the Financing Order and, as regards the Canadian Credit Parties, the Requirements of Law in Canada, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (x) the pledge or grant by any Credit Party of the Liens purported to be created in favor of Agent pursuant to this Agreement or any of the Loan Documents or (y) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement, any of the Loan Documents or created or provided for by applicable law), except as may be required in connection with the disposition of any pledged Collateral by laws generally affecting the offering and sale of securities.

3.5 Litigation.  Other than the Cases, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or
(b) except as specifically disclosed on Schedule 3.5, would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $3,000,000; or
(c) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect.

Other than pursuant to the Bankruptcy Code as a result of the commencement of the Cases, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party's knowledge, any review or investigation by any Governmental Authority (excluding the IRS, CRA and other taxing authorities) concerning the violation or possible violation of any Requirement of Law that could reasonably be expected to result in Liabilities, individually or in the aggregate, in excess of $500,000.

3.6 No Default.  No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 Pension Plan; ERISA Compliance.

(a) Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code so qualifies. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code, other Requirements of Law and the terms of such plan, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

(b) Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and separately identifies, all Canadian Pension Plans and Canadian Benefit Plans maintained or contributed to by each Credit Party and each of its Subsidiaries. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, no Canadian Benefit Plan provides for medical, life or other welfare benefits (through insurance or otherwise), with respect to any current or former employee of any Canadian Credit Party or any Affiliate thereof after retirement or other termination of service (other than coverage mandated by Requirements of Law or coverage provided through the end of the month containing the date of termination from service or otherwise where part of a severance package or with respect to injured or disabled employees). No Canadian Pension Plan is a Canadian Defined Benefit Pension Plan. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration. Each Credit Party and each of its Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Benefit Plans and the Canadian Pension Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), except to the extent it would not reasonably be expected to result in a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Benefit Plan and Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, except to the extent it would not reasonably be expected to result in a Material Adverse Effect. No Canadian Pension Event has occurred.  No Lien has arisen, choate or inchoate, in respect of any Credit Party or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(c) Schedule 5.7 sets forth a complete and correct list of, and that separately identifies, all Mexican Employee Benefit Plans.  Except for non-compliance that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, , each Mexican Employee Benefit Plan is being maintained, operated and administered in compliance with its terms and the provisions of applicable law, and comply with all legal requirements defined and required under the Mexican tax and social welfare laws, including the Income Tax Law  (Ley del Impuesto Sobre la Renta) and Social Welfare Law (Ley del Seguro Social).

3.8 Use of Proceeds; Margin Regulations.  No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Schedule 3.8  contains a description of the Credit Parties' sources and uses of funds on the Closing Date, including Loans and Letters of Credit made or Issued on the Closing Date and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

3.9 Ownership of Property; Liens.  As of the Closing Date, the Real Estate listed on Schedule 3.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except for defects in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted and to utilize such Real Estate or such property, as applicable, for its intended purposes. None of the Real Estate of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate (in the case of leased Real Estate, solely to the extent any such purchase option, right of first refusal or similar contractual right relates to the leasehold interest of the applicable Credit Party or Subsidiary thereof). All material Permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10 Taxes.  All material United States federal, Canadian federal, state, foreign, provincial and local income and franchise and other material Tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for (a) those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP or the accounting rules applicable to such Tax Affiliate, (b) state, foreign, provincial or other local sales, property or use tax returns and taxes owing thereunder that, collectively, do not exceed $500,000 (or $100,000 to extent secured by a Lien)  at any one time and (c) as permitted pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code.   No material Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination has been received from any Governmental Authority, except to the extent that any such audit or examination could not reasonably be expected in the good faith determination of the Borrower Representative to result in Liabilities, individually or in the aggregate, in excess of $500,000 (or $100,000 to extent secured by a Lien).

3.11 Financial Condition.
(a) [reserved].
(b) [reserved].
(c) Since December 31, 2015, there has been no Material Adverse Effect.

(d) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(e) All financial performance projections delivered to Agent, including the financial performance projections delivered on the Closing Date, represent the Borrowers' good faith estimate of future financial performance and are based on assumptions believed by the Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

3.12 Environmental Matters.  Except as would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (c) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials, and (e) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) has received any written information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws. Each Credit Party has made available to Agent copies of all environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent existing as of the Closing Date and such reports, reviews, audits and documents are in the possession, custody, control or otherwise available to the Borrower Representative and its Subsidiaries.

3.13 Regulated Entities.  No Credit Party, no Person controlling any Credit Party, nor any Subsidiary of any Credit Party, is (a) an "investment company" within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal, state, provincial, territorial, local or foreign statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

3.14 [reserved].

3.15 Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16 Intellectual Property.  Schedule 3.16 sets forth, as of the Closing Date, a true and complete list of all Intellectual Property owned by each Credit Party, and any and all Intellectual Property with respect to which such Credit Party has an interest and the valid right to use, and includes with respect thereto the following items: (1) the owner; (2) the title; (3) as applicable, the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed; (4) as applicable, the registration or application number and registration or application date; and (5) any material inbound or outbound IP Licenses or other rights (including franchises) granted by or to such Credit Party. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has notified any Credit Party or any Subsidiary of any Credit Party that it is contesting or intends to contest any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Brokers Fees; Transaction Fees.  Except for fees payable to Agent and Lenders, the fees due under the DIP Term Facility Documents, and fees payable to the Company's financial advisor (Jefferies LLC and its affiliates), none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

3.18 Insurance.  Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates.

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock.  Except as set forth on Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  All issued and outstanding Shares and Share Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Shares and Share Equivalents of the Borrowers and Subsidiaries of the Borrowers, those in favor of Agent, for the benefit of the Secured Parties,  those in favor of the Prepetition Agent, for the benefit of the Secured Parties (as defined in the Prepetition Credit Agreement) and those in favor of Notes Collateral Trustee. All such securities were issued in compliance with all applicable state, provincial, territorial and federal laws concerning the issuance of securities. All of the issued and outstanding Shares of each Credit Party (other than RA Intermediate), each Subsidiary of each Credit Party and, as of the Closing Date, RA Intermediate is owned by each of the Persons and in the amounts set forth in Schedule 3.19.  Except as set forth on Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Shares or Share Equivalents or any Shares or Share Equivalents of its Subsidiaries as of the Closing Date (or as of the date updated). Set forth in Schedule 3.19 is a true and complete organizational chart of RA Intermediate and all of its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the incorporation, organization or formation of any Subsidiary.

3.20 Jurisdiction of Organization; Chief Executive Office.  Schedule 3.20 lists each Credit Party's jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party's registered office, chief executive office or sole place of business or domicile (within the meaning of the Civil Code of Quebec), in each case as of the Closing Date, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date. In relation to each Credit Party and any Subsidiary of a Credit Party, in each case incorporated in a member state of the European Union, for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation"), its center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no "establishment" (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

3.21 Locations of Inventory, Equipment and Books and Records.  Each Credit Party's inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed on Schedule 3.21 as of the Closing Date (which Schedule 3.21 shall be promptly updated by the Credit Parties upon notice to Agent as permanent Collateral locations change). Each Credit Party that keeps records in the Province of

Quebec relating to Collateral keeps a duplicate copy thereof at a location outside the Province of Quebec, as listed on Schedule 3.21.

3.22 Deposit Accounts and Other Accounts.  Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23 Government Contracts.  Except as set forth on Schedule 3.23, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727), the Financial Administration Act (Canada) or any similar state, provincial or local law.

3.24 Customer and Trade Relations.  Except as set forth in Schedule 3.24,  as of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of affiliated customers whose purchases during the preceding twelve (12) calendar months caused them to be ranked among the ten largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations.

3.25 Bonding.  Except as set forth on Schedule 3.25, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.26 [Intentionally Omitted.]

3.27 Status of RA Intermediate.  RA Intermediate has not engaged in any business activities and does not own any Property other than (i) ownership of the Shares and Share Equivalents of its direct Subsidiaries, (ii) activities and contractual rights incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Loan Documents and Related Agreements to which it is a party.

3.28 Other Financing Documents.  As of the Closing Date, Parent's EDGAR filings contain a complete and correct copy of the Indenture Documents and the Factoring Facility Documents (including, in each case, all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

3.29 Full Disclosure.  None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the

Closing Date) when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered (after giving effect to all supplements and updates thereto).

3.30 Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all economic sanctions laws of any applicable Governmental Authority, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it and all regulations issued pursuant to the Canadian AML Legislation and all other related laws of any applicable Governmental Authority. No Credit Party and no Subsidiary or, to the knowledge of any Credit Party, Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the "SDN List") with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is controlled by (including by virtue of such person being a director or owning voting Shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law, (iv) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, the Criminal Code or other similar applicable law (collectively, the "Terrorist Lists") with which a Credit Party cannot deal with or otherwise engage in business transactions, (v) is a Person who is otherwise the target of Canadian or U.K. economic sanctions laws such that a Credit Party cannot deal or otherwise engage in business transactions with such Person or (vi) is controlled by (including by virtue of such Person being a director or owning voting Shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on any Terrorist List or a foreign government that is the target of Canadian or U.K. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Canadian or English law.

3.31 Patriot Act; Counter-Terrorism Regulations.  The Credit Parties, each of their Subsidiaries and, to the knowledge of the Credit Parties, each of their Affiliates are in compliance with (a) the Trading with the Enemy Act (in the case of the Canadian Credit Parties, subject to applicable Canadian Requirements of Law), and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act, (c) Canadian AML Legislation, and (d) all laws of any applicable jurisdiction relating to "know your customer" and anti-money laundering and all rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada) or the U.K. Bribery Act 2010.

3.32 [Intentionally Omitted.]

3.33 Physical Condition of Owned Properties. (a) Each of the Owned Properties, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is, to each Credit Party's knowledge, in good condition, order and repair in all material respects (ordinary wear and tear excepted), and (b) to each Credit Party's knowledge, there exists no structural or other material defects or damages in any of the Owned Properties, whether latent or otherwise, other than ordinary wear and tear. No Credit Party has received written notice from any insurance company or bonding company of any defects or inadequacies in any of the Owned Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.34 Access.  To the extent that any of the Owned Properties contain operating facilities, each of the Owned Properties has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the use and enjoyment of each of the Owned Properties in all material respects are located in the public right-of-way abutting each Owned Property, and all such utilities are connected so as to serve each Owned Property without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Owned Property. All roads necessary for the utilization of each Owned Property in all material respects for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.35 Financing Order.  The Financing Order is in full force and effect and is not subject to a pending appeal, motion for leave to appeal, or other proceeding to set aside such order and has not been reversed, modified, stayed or vacated absent Agent's written consent.

3.36 DIP Order Notices.  The Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for (x) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (y) the hearing for the approval of the Interim Order, and (z) the hearing for the approval of the Final Order will be given.

3.37 Superpriority Administrative Expense Claims.  After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed superpriority administrative expense claims (the "Superpriority Administrative Claim") in the Cases having priority over all administrative expense claims and unsecured claims against the Debtors in the Cases now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113, 1114, or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(l) of the Bankruptcy Code, except as provided by the Financing Order.

3.38 DIP Liens. After the entry of the Interim Order and pursuant to and to the extent provided in the Financing Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject to the Liens and priorities of other claims provided by the Financing Order.

ARTICLE IV AFFIRMATIVE COVENANTS

Each Credit Party jointly and severally covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1 Financial Statements.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower Representative shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(a) as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of Parent and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any "Big Four" or other independent certified public accounting firm reasonably acceptable to Agent which report (i) shall contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) may include a qualified or explanatory paragraph expressing substantial doubt as to going concern status or similar qualification; provided that, the audited financial statements, information and other documents required to be provided as described in the preceding sentence shall be accompanied by an unaudited schedule of consolidating financial information relating to the North American and non-North American business entities in detail reasonably acceptable to Agent;

(b) as soon as available, but not later than ninety  (90) days after the end of each Fiscal Year, a copy of the unaudited consolidated and consolidating balance sheets of RA Intermediate and each of its Subsidiaries, and the related consolidated and consolidating statements of income and shareholders' equity, and on a consolidated basis only, cash flows,  for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year;

(c) as soon as available, but not later than (i) thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited consolidated and consolidating balance sheets of RA Intermediate and each of its Subsidiaries, and the related consolidated and consolidating statements of income and shareholders' equity and (ii) forty-five (45) days after the end of each Fiscal Quarter, a copy of the unaudited consolidated and consolidating statement of cash flows of RA Intermediate and each of its Subsidiaries, as of the end of such fiscal month or Fiscal Quarter, as applicable, and for the portion of the Fiscal Year then ended, each of which shall be complete and correct and fairly present, in all material respects, in accordance with GAAP, the financial position and the results of operations of RA Intermediate and each of its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures;

(d) commencing the second Thursday after the Filing Date and on each Thursday thereafter,  a reconciliation of actual performance of Borrowers for the immediately prior week period versus their projected performance in the Approved Budget for such period, setting forth actual receipts, sales and disbursements of RA Intermediate and its Subsidiaries for the prior week, and setting forth variances on a line-item and aggregate basis for the amount set forth for such week as compared to the Approved Budget on a weekly, rolling four-week, and cumulative basis; and

(e) commencing on the fifth Business Day of the month following entry of the Interim Order, and every fifth Business Day of each month thereafter, an updated proposed Approved Budget for the succeeding four-week period, which, upon Agent's notice of acceptance, in Agent's sole discretion, will be deemed to constitute the new Approved Budget with respect to such period.

4.2 Certificates; Other Information. The Borrower Representative shall furnish to Agent (and Agent shall thereafter make available to each Lender) by Electronic Transmission:

(a) as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter, (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and each of their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended, and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(k) and discussing the reasons for any significant variations;

(b) concurrently with the delivery of the financial statements referred to in Sections 4.1(a),  4.1(b) and 4.1(c), a fully and properly completed certificate in the form of Exhibit 4.2(b) (a "Compliance Certificate"), certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;

(c) promptly after the same are sent, copies of all financial statements and reports which any Credit Party,  Parent or (to such Credit Party's knowledge) any Affiliate of a Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) as soon as available and in any event no later than Thursday of each calendar week from and after the Filing Date, and at such other times as Agent may reasonably require, a Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base as at the end of the most-recently ended fiscal week or as at such other date as Agent may reasonably require;

(e) concurrently with the delivery of the Borrowing Base Certificate, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; provided that, to the extent that such Inventory reporting is required to be delivered more frequently than on a monthly basis, such reporting may, if necessary after the exercise of reasonable and good faith efforts, contain estimates calculated in a manner previously disclosed to Agent and acceptable to Agent in its reasonable discretion;

(f) concurrently with the delivery of the Borrowing Base Certificate, a detailed aging of Accounts, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(g) concurrently with the delivery of the Borrowing Base Certificate, a detailed aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(h) concurrently with the delivery of the Borrowing Base Certificate or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding week or the date two (2) days prior to the date of any request;

(i) to Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to Section 4.1(c) a reconciliation of the following, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion:

(A) the most recent Borrowing Base Certificate and month-end Accounts aging of each Borrower to such Borrower's general ledger and monthly Financial Statements delivered pursuant to Section 4.1(c);
(B) the perpetual Inventory by location to each Borrower's most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Section 4.1(c);
(C) the accounts payable aging to each Borrower's general ledger and monthly Financial Statements delivered pursuant to Section 4.1(c); and
(D) the outstanding Loans as set forth in the monthly loan account statement provided by Agent to each Borrower's general ledger and monthly Financial Statements delivered pursuant to Section 4.1(c);

(j) at the time of delivery of each of the financial statements delivered pursuant to Section 4.1, (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940 or the Financial Administration Act (Canada) or any similar state, provincial or municipal law or foreign law; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter;

(k) as soon as available and in any event no later than sixty (60) days after each Fiscal Year end of the Borrowers, projections of the Credit Parties (and their Subsidiaries') consolidated and consolidating financial performance for the forthcoming three Fiscal Years on a year by year basis, and for the forthcoming Fiscal Year on a month by month basis;

(l) promptly upon receipt thereof, copies of any reports submitted by the Borrowers' certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;

(m) to Agent, at the time of delivery of each monthly proposed Approved Budget delivered pursuant to Section 4.1(c): (i) a variance report in form and substance reasonably acceptable to Agent comparing the actual results for the prior week to the forecasted results for such week as set forth in the immediately preceding cash flow forecast and (ii) a certification on behalf of Borrower Representative by its chief financial officer stating that (A) nothing has come to the chief financial officer's attention that would lead the chief financial officer to believe that the information in the variance report is incorrect or misleading in any material respect and (B) that such proposed Approved Budget is based on information and assumptions that Administrative Borrower believes to be reasonable, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its discretion;

(n) all reports required under the DIP Term Facility Documents and the Financing Order as and when due thereunder;
(o) promptly following the execution of any Permitted Supplier Financing Arrangement, executed copies of all documentation regarding such Permitted Supplier Financing Arrangement;

(p) concurrently with the delivery of the Borrowing Base Certificate, the aggregate amount of any Accounts that have been sold pursuant to Permitted Supplier Financing Arrangements during the applicable fiscal month and the applicable Fiscal Year (or portion thereof) and the applicable discount rate with respect to such sales; and

(q) promptly, such additional business, financial, collateral, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.

4.3 Notices.  The Borrowers shall notify promptly (and in no event later than five (5) Business Days after a Responsible Officer becomes aware thereof) Agent of each of the following (and Agent shall thereafter notify each Lender):

(a) the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default;

(b) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, in each case, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) other than the Cases, any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $500,000;

(d) other than the Cases, the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party or its respective property (i) in which the amount of damages claimed is $1,000,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document or any Related Agreement;

(e) (i) the receipt by any Credit Party of any written notice of violation of or potential liability or similar written notice under Environmental Law that would reasonably be expected to result in Environmental Liabilities in excess of $1,000,000, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in a  Material Adverse Effect, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in a  Material Adverse Effect as a result of any potential Environmental Liabilities;

(f) (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto; and (iv) promptly after the sending or filing thereof, copies of any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each Canadian Pension Plan that is required by applicable law to be funded; promptly upon receipt, copies of any notice, demand, inquiry or subpoena received in connection with any Canadian Pension Plan from a Governmental Authority;

(g) other than the Cases, any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;
(h) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party, except as required by GAAP;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j) the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Shares or Share Equivalents (other than issuances by RA Intermediate of Shares or Share Equivalents not requiring a mandatory prepayment hereunder);

(k) any amendment, waiver, supplement or other modification of any of the Indenture Documents or the Factoring Facility Documents (accompanied by a true, correct and complete copy thereof);
(l) if any Credit Party acquires any Margin Stock; and
(m) any event reasonably expected to result in a mandatory prepayment of the Obligations pursuant to Section 1.8.

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with any sale of assets permitted by Sections 5.2 and any other transaction permitted by Section 5.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) preserve or renew all of its registered Trademarks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d) (i) conduct its business and affairs without the knowing infringement of or knowing interference with any Intellectual Property of any other Person in any material respect and (ii) shall comply in all material respects with the terms of its IP Licenses.

4.5 Maintenance of Property.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Subsidiaries (including policies of fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers' compensation, business interruption, director and officer liability (including tail coverage) and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties, (ii) with respect to each of the Owned Properties, maintain or cause to be maintained in full force and effect, in addition to the policies required under clause (i)  above, the insurance policies and coverages described on Schedule 3.18, subject to changes in policies and coverages based upon the availability of insurance for Persons engaged in ownership and operation of properties similar to each of the Owned Properties and (iii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or lenders loss payee as agent for the Lenders, as appropriate. All policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent and naming Agent as lenders loss payee as agent for the Lenders) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least thirty  (30) days' prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall deliver to Agent within ten (10) days of receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage with respect to the affected Owned Property. Each Credit Party shall direct all present and future insurers under its "All Risk" policies of property insurance to pay all proceeds payable thereunder directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon its determination that any Credit Party's risk profile has changed following the Closing Date, to require additional forms or categories and limits of insurance (it being acknowledged and agreed that, so long as the Credit Parties do not engage in any line of business substantially different from those lines of business carried on by it on the Closing Date, Agent will not require policies of insurance of a form or category materially different from those required by Agent as of the Closing Date). Notwithstanding the requirement in clause (i) above, Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b) Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement (including, Flood Insurance), Agent may purchase insurance (including, Flood Insurance) at the Credit Parties' expense to protect Agent's and Lenders' interests in the Credit Parties' and their Subsidiaries' properties.  This insurance may, but need not, protect the Credit Parties' and their Subsidiaries' interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Credit Parties may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other expenses Agent may incur in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Credit Parties may be able to obtain on their own.

4.7 Payment of Obligations.  Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed (except to the extent such payment, discharge or performance is restricted by the Bankruptcy Code):

(a) all material Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves in accordance with GAAP or the accounting rules applicable to such Credit Party or such Subsidiary are being maintained by such Person; (ii) the aggregate amount of such liabilities secured by such Lien do not exceed

$100,000 or (iii) such Tax need not be paid pursuant to an order of the Bankruptcy Court or the Bankruptcy Code;

(b) all other lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP or the accounting rules applicable to such Credit Party or such Subsidiary are being maintained by such Person;

(c) the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, including the Related Agreements, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d) payments to the extent necessary to avoid the imposition of a Lien with respect to, (1) the involuntary termination of any underfunded Benefit Plan or (2) any Canadian Pension Plan other than inchoate Liens for amounts required to be remitted but not yet due pursuant to applicable Canadian federal or provincial pension benefits standards legislation.

4.8 Compliance with Laws; Pension Plans and Benefit Plans.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, including all Requirements of Law applicable to the ownership, use and operation of each of the Owned Properties and the Benefit Plans, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) For each existing, or hereafter adopted, Canadian Benefit Plan and Canadian Pension Plan, each Credit Party shall ensure that all contributions are remitted in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records; Audits; Appraisals.
(a) Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain books of record and account entries in conformity with GAAP consistently applied.

(b) Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (i) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (ii) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party's books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties' expense. Any

Lender may accompany Agent or its Related Persons in connection with any inspection per location at such Lender's expense. Each Credit Party which keeps records relating to Collateral in the Province of Quebec shall at all times keep a duplicate copy thereof at a location outside the Province of Quebec, as listed in Schedule 3.21.

(c) Upon Agent's request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then Net Orderly Liquidation Value, or such other value as determined by Agent, of all or any portion of the Inventory of any Credit Party or any Subsidiary of any Credit Party.

4.10 Use of Proceeds.  The Borrowers shall use the proceeds of the Loans and Letters of Credit solely as follows: (a) to pay costs and expenses required to be paid pursuant to Section 2.1, (b) to issue standby or documentary Letters of Credit in accordance with the Approved Budget and Financing Order,  (c) to finance ongoing working capital needs of the Borrowers and their Subsidiaries or other payments permitted or required to be made in accordance with the Approved Budget and Financing Order, (d) upon entry of the Final Order, to repay all outstanding Prepetition Obligations and (e) to provide payments of "adequate protection" (as set forth in Section 361 of the Bankruptcy Code) in favor of the Prepetition Lenders as provided in the Financing Order.    Notwithstanding the foregoing, (a) no portion or proceeds of the Collateral, Loans and Letters of Credit may be used (i) in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Prepetition Agent, Prepetition Lenders,  Agent, Lenders, except for $50,000 permitted for costs of a committee incurred investigating the Prepetition Agent, Prepetition Lenders, the Prepetition Obligations and the Liens securing the Prepetition Obligations in accordance with the terms of the Financing Order or  (ii) to make payments with respect to the Carveout and (b) no portion or proceeds of the Loans and Letters of Credit may be used to make payments of any Prepetition Term Obligations or obligations under the DIP Term Facility Documents.

4.11 Cash Management Systems.  Each Credit Party shall enter into, and cause each applicable depository institution, securities intermediary or commodities intermediary to enter into, in each case, within ten  (10)  Business Days of the Closing Date with respect to accounts at Bank of America or one of its Affiliates or 20 Business Days , one or more Control Agreements (and lockbox arrangements with respect to any Collection Account) providing for cash dominion (including providing for "control" there over as such term is defined in the Securities Transfer Act (2006) (Ontario) or other applicable law, including the Civil Code of Quebec, in respect of Canadian Collateral) with respect to each Control Account (other than Disbursement Accounts) and each securities, commodity or similar account maintained by such Credit Party as of the Closing Date; provided that Credit Parties shall not be required to provide for cash dominion over the DIP Term Segregated Account.   In addition, if and to the extent requested by Agent, within ten (10) days of such request, each Credit Party shall enter into one or more Control Agreements providing for "springing" cash dominion over all Control Accounts that constitute Disbursement Accounts maintained by such Credit Party as of the Closing Date or established or otherwise acquired by such Credit Party after the Closing Date. The Credit Parties shall not maintain cash on deposit in Disbursement Accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements. Each Credit Party shall maintiain their primary depository and treasury management relationships with Bank of America.

4.12 Landlord Agreements.  Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral or any books and records with respect to any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.13 Further Assurances.

(a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by Agent, each Credit Party shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of its Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) [reserved], and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.  Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the U.S. Credit Parties shall cause each of their Subsidiaries (other than Excluded Subsidiaries), promptly after formation or acquisition thereof, to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary's Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each Borrower shall pledge, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to pledge, all of the Shares and Share Equivalents of each of its Subsidiaries (other than Excluded Subsidiaries), in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition of such Subsidiary. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Canadian Guarantor shall, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to, promptly after formation or acquisition thereof, guaranty the Obligations and grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary's Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, the Canadian Guarantor shall, and shall cause each of its Subsidiaries to, pledge all of the Shares and Share Equivalents of each Subsidiary directly owned by such Person to Agent, for the benefit of the Secured Parties, to secure the Obligations. In the event that RA Intermediate or any of its Subsidiaries (other than any Excluded Subsidiary) acquires fee title to any Real Estate, within sixty (60) days after (or such later date as may be agreed by Agent in its reasonable discretion) such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (w) an appraisal in form and substance reasonably acceptable to Agent, (x) a fully executed mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. (or Canadian equivalent) lender's title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the mortgage is a valid and enforceable first priority Lien (subject only to any Liens in favor of the Notes Collateral Trustee under the Indenture Documents and any Liens under the DIP Term Facility Documents) on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, and (y) then current A.L.T.A. (or Canadian equivalent) surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender's title insurance policy to issue such policy without a survey exception. In the event that RA Intermediate or any of its Subsidiaries (other than Excluded Subsidiaries) acquires any Real Estate, the Credit Parties shall notify Agent in writing of such acquisition within five (5) Business Days, and at Agent's request, the Credit Parties shall cause to be delivered to Agent, within thirty (30) days after such request, an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance reasonably satisfactory to Agent. In addition to the obligations set forth in Section 4.6(a), within forty-five (45) days after written notice from Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Flood Insurance requirements of Section 4.6(a). The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.13 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Credit Party formed or acquired after the Closing Date. In connection with each such pledge of Shares and Share Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

4.14 Environmental Matters.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Without limiting the foregoing, if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including any necessary subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, all under procedures and protocol reasonably designed to maintain the attorney/client privilege applicable to the results of such audits and assessments.

4.15 Chief Restructuring Officer. The Company will (a) engage and retain on or before the fourteenth (14th) day after the Petition Date, a Chief Restructuring Officer pursuant to an order and on terms and conditions reasonably satisfactory to Agent and (b) provide reasonable, direct access to such Chief Restructuring Officer for Agent, at Borrowers' expense.

4.16 Bankruptcy Milestones. Borrowers will timely perform and deliver each of the items set forth on Exhibit 4.16 attached hereto (each a "Bankruptcy Milestone") on or before the dates specified therein (provided that any milestone deadline occurring on a day that is not a Business Day will automatically be extended to the following Business Day), or by such later date as agreed by the Borrower and Agent.

4.17 Bankruptcy Matters. Borrowers will promptly following the receipt thereof, deliver to Agent copies of all letters of intent, expressions of interest, offers to purchase or draft purchase agreements (together with subsequent drafts with material substantive changes) with respect to a sale of substantially all of the Credit Parties' Property.

4.18 Ordinary Course.  Notwithstanding anything herein to the contrary, the Borrowers shall act, and the Borrowers shall ensure that each of their Subsidiaries act, only in the Ordinary Course of Business, except to the extent that deviation from the Ordinary Course of Business (a) is expressly required under the Financing Order, (b) has been provided for in the Approved Budget or (c) has been approved by the Agent.

4.19 Post-Closing Obligations. Borrowers shall deliver the items and undertake the obligations set forth on Schedule 4.17.

ARTICLE V NEGATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1 Limitation on Liens.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by Section 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b) any Lien securing the Prepetition Obligations or Obligations created under any Loan Document;

(c) Liens for Taxes (including real property Taxes) (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation (including inchoate Liens for amounts required to be remitted but not yet due pursuant to applicable Canadian federal or provincial pension standards legislation) or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens with respect to judgments the existence of which do not constitute an Event of Default;

(g) Survey exceptions, easements, rights-of-way, servitudes, sewers, electric lines, telegraph and telephone lines, zoning and other recorded covenants, conditions, restrictions, reservations, licenses, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h) Liens on any Equipment, Real Estate or other fixed assets acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, constructing or improving such Property and permitted under Section 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired, constructed or improved in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i) Liens securing Capital Lease Obligations permitted under Section 5.5(d);
(j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;
(k) Liens arising from the filing of precautionary UCC or PPSA financing statements (or equivalents) with respect to any lease permitted by this Agreement;

(l) non-exclusive licenses and sublicenses of Intellectual Property granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(m) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;
(n) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(p) Liens securing (i) obligations in respect of Indebtedness under the Indenture Documents to the extent permitted under Section 5.5(f) and (ii) the Collateral Trust Hedging Obligations so long as, in each case of clauses (i) and (ii), such Liens are subject to the Intercreditor Agreement or, in the case of any Permitted Refinancing of such Indebtedness or obligations, another intercreditor agreement containing terms, taken as a whole, that are at least as favorable (taken as a whole) to the Secured Parties as those contained in the Intercreditor Agreement;

(q) with respect to any Owned Property, any Lien or other encumbrance existing on the Closing Date in favor of the Notes Collateral Trustee covering such Owned Property and acceptable to Agent;
(r) Liens securing Real Alloy Germany's obligations under the German Factoring Facility;
(s) Liens on Property of any Foreign Subsidiary that is not a Credit Party securing Indebtedness of such Foreign Subsidiary permitted under Section 5.5(m);
(t) Liens securing obligations in respect of Indebtedness under the DIP Term Facility permitted under Section 5.5(n);
(u) [reserved];

(v) the reservations, limitations, provisos and conditions expressed in any original grants from the Crown of real or immovable property located in Canada, which do not materially interfere with (i) the ordinary conduct of the business of the applicable Person or (ii) the use and enjoyment of such real or immovable property;

(w) [reserved];
(x) Liens on cash and Cash Equivalents securing obligations arising under Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculative purposes; provided that the aggregate amount of cash and Cash Equivalents subject to such Liens does not exceed $100,000 in the aggregate at any time outstanding;
(y) Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 5.5(l) to the extent such Liens are in favor of the applicable insurance carrier;

(z) Liens on Inventory and the proceeds thereof arising out of consignment, bailment, title retention or similar arrangements for the sale of goods entered into by any Borrower in the Ordinary Course of Business solely to the extent that any such Inventory or proceeds subject to such Liens can be reasonably identified by Agent and verified by Agent as being excluded by the Borrowers from the most recent Borrowing Base Certificate delivered by the Borrowers to Agent;

(aa) [reserved];

(bb) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships so long as such options, arrangements or rights relate solely to such joint ventures and partnerships and the assets thereof;

(cc) [reserved];

(dd) Liens securing reimbursement obligations incurred in the Ordinary Course of Business for letters of credit to the extent permitted under Section 5.9(g); provided that such Liens encumber only cash or Cash Equivalents in an aggregate amount not to exceed 105% of such obligations

(ee) Liens securing intercompany Indebtedness permitted by Section 5.4(b) for the benefit of any Credit Party so long as such Liens are subordinated to the Obligations pursuant to the terms of the Intercompany Subordination Agreement; and

(ff) Liens otherwise granted by or expressly permitted by the Financing Order.

5.2 Disposition of Assets.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Shares of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions in the Ordinary Course of Business to any Person, of (i) Inventory or (ii) worn-out or surplus Equipment (provided, that to the extent such Equipment constitutes Collateral, having a book value not exceeding $2,500,000 in the aggregate in any Fiscal Year);

(b) [reserved];

(c) dispositions of Cash Equivalents in the Ordinary Course of Business and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(d) dispositions of accounts receivable and related assets by (i) Real Alloy Germany to the German Factoring Facility Purchaser in accordance with the Factoring Facility Documents and (ii) Mexican Subsidiaries of Canadian Guarantor pursuant to the terms of the Mexican Receivables Purchase Documents;

(e) transfers of Property to a Credit Party (other than Canadian Guarantor) by another Credit Party or by a Credit Party to Canadian Guarantor in an aggregate amount with respect to all such transfers not to exceed $100,000 in any calendar month or by any Subsidiary of a Credit Party and transfers of Property to a Subsidiary that is not a Credit Party by a Subsidiary that is not a Credit Party;

(f) the lease or sublease in the Ordinary Course of Business of Real Estate;
(g) the sale in the Ordinary Course of Business of Accounts pursuant to any Permitted Supplier Financing Arrangement;
(h) any other sale approved by the Bankruptcy Court pursuant to an order in form and substance acceptable to the Agent;
(i) any sale in accordance with a Bankruptcy Milestone; and

(j) Liens permitted under Section 5.1 (to the extent constituting a transfer of Property); (ii) mergers and amalgamations in compliance with Section 5.3; and (iii) Restricted Payments made in compliance with Section 5.11.

5.3 Consolidations, Mergers and Amalgamations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

5.4 Acquisitions; Loans and Investments.  No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Shares or Share Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (ii)  make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination, or (iii)  make, purchase or acquire any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as "Investments"), except for:

(a) Investments in cash and Cash Equivalents;
(b) Investments consisting of (i) capital contributions by RA Intermediate in then existing Credit Parties, (ii) extensions of credit or capital contributions by any U.S. Credit

Party (other than RA Intermediate) to or in any other then existing U.S. Credit Party (other than to (x) Canadian Guarantor in excess the then outstanding amount the intercompany loan owing to Canada from the Borrower Representative or (y) RA Intermediate), (iii) extensions of credit or capital contributions by any Canadian Credit Party to or in any other then existing Canadian Credit Party, (iv) extensions of credit or capital contributions by a Borrower or any other U.S. Credit Party (other than RA Intermediate) to or in any then existing U.S. Subsidiaries of a Borrower which are not Credit Parties not to exceed $250,000 in the aggregate at any time outstanding for all such extensions of credit and capital contributions, (v) Investments consisting of intercompany loans made by Canadian Guarantor to the Borrower Representative which are deemed made each time Canadian Guarantor's blocked deposit account is swept in connection with the prepay obligations hereunder or other Obligations (such intercompany loan being in the amount of such sweep and repayment) which intercompany loans shall be repaid by the Borrower Representative with the proceeds of loans from this Agreement in amounts not to exceed the amount of such sweep and repayment and which intercompany loans shall be evidenced by an Intercompany Note subject to the provisio below, (vi) [reserved], (viii) [reserved]; (ix) [reserved]; provided, that (A)  if any Person executes and delivers to any Credit Party a note (collectively, the "Intercompany Notes") to evidence any Investments described in the foregoing clauses (i) through (ix), that Intercompany Note shall be pledged and delivered to Agent pursuant to the U.S. Revolving Guaranty and Security Agreement, the Canadian Revolving Guarantee and Security Agreement or other Collateral Document, as applicable, as additional collateral security for the Obligations; (B) each Credit Party shall accurately record all intercompany transactions on its books and records, (C) payments  under such Intercompany Notes shall be expressly subordinated to payments of the Obligations and the Prepetition Obligations on terms and conditions satisfactory to Agent in its Permitted Discretion; and (D) at the time any such intercompany loan or advance is made by any Credit Party to any other Person permitted pursuant to the foregoing clauses (i) through (ix) and after giving effect thereto, each such Credit Party shall be Solvent; (x) extensions of credit or capital contributions by a Subsidiary which is not a Credit Party to or in another then existing Subsidiary which is not a Credit Party; or (xi) extensions of credit or capital contributions by a Subsidiary of the Canadian Guarantor which is not a Credit Party to or in another then existing Subsidiary of the Canadian Guarantor which is not a Credit Party;

(c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);
(d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;
(e) Investments existing on the Closing Date and set forth in Schedule 5.4;
(f) loans or advances to employees permitted under Section 5.6;
(g) Investments arising under Rate Contracts and Commodity Hedging Agreements permitted under Section 5.9(b);
(h) other Investments not described above in an aggregate amount not to exceed at any time $250,000;

(i) Investments in Foreign Subsidiaries of Credit Parties solely from the proceeds of the DIP Term Facility in an aggregate amount not to exceed $30,000,000; provided, that payments  under such investments shall be evidenced by an Intercompany Note pledged to Agent pursuant to the U.S. Revolving Guaranty and Security Agreement, the Canadian Revolving Guarantee and Security Agreement or other Collateral Document and expressly subordinated to payments of the Obligations and the Prepetition Obligations on terms and conditions satisfactory to Agent in its Permitted Discretion.

(j) Investments permitted by the Financing Order.

5.5 Limitation on Indebtedness.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations and Prepetition Obligations;
(b) Indebtedness consisting of Contingent Obligations (to the extent the same constitute Indebtedness) permitted pursuant to Section 5.9;
(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d) Indebtedness not to exceed an aggregate principal amount at any time outstanding of $10,000,000, consisting of Capital Lease Obligations or secured by Liens permitted by Section 5.1(h) and Permitted Refinancings thereof;

(e) intercompany Indebtedness permitted pursuant to Section 5.4(b);

(f) Indebtedness of the U.S. Credit Parties existing on the Closing Date under the Indenture Documents in an original aggregate principal amount not to exceed $320,000,000, and Permitted Refinancings thereof in accordance with the Intercreditor Agreement;

(g) Indebtedness under the Factoring Facility Documents and Permitted Refinancings thereof;

(h) Indebtedness owed to any Person providing workers' compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty, liability or credit insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business; provided that upon the incurrence of Indebtedness with respect to any such reimbursement obligations, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(i) [reserved];

(j) Indebtedness incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations, and in the case of the Credit Parties, not to exceed $1,000,000 in the aggregate at any time outstanding;

(k) Indebtedness arising from the honoring by a bank or other depository institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(l) Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business; provided that the aggregate principal amount thereof does not exceed the annual premium amount and shall be secured only by Liens permitted under Section 5.1(x);

(m) Indebtedness of Foreign Subsidiaries of Credit Parties that are not Credit Parties in an aggregate amount not to exceed $11,000,000 at any time outstanding and Permitted Refinancings thereof (collectively, "Specified Foreign Subsidiary Indebtedness");

(n) Indebtedness incurred on or after the Petition Date under the DIP Term Facility in accordance with the Financing Order;
(o) [reserved]; and
(p) other Indebtedness expressly permitted by the Financing Order.

5.6 Employee Loans and Transactions with Affiliates.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:

(a) as expressly permitted by this Agreement, including Investments and Restricted Payments expressly permitted by this Agreement and the Approved Budget;

(b) upon fair and reasonable terms no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of a Borrower or such Subsidiary and, with respect to any such transaction exceeding $100,000, which are disclosed in writing to Agent;

(c) loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $250,000 in the aggregate outstanding at any time;

(d) [reserved];

(e) the issuance of Share or other payments, awards or grants in cash, Shares or otherwise pursuant to or the funding of, employment arrangements, Share options and Share ownership plans or similar employee benefit plans, in each case in the Ordinary Course of Business and approved by the board of directors of the applicable Credit Party or Subsidiary thereof, as appropriate, in good faith;

(f) employment agreements entered into in the Ordinary Course of Business, which agreements shall provide for the payment of reasonable compensation for actual services rendered and be approved by the board of directors of the applicable Credit Party or Subsidiary thereof, as appropriate, in good faith; and

(g) transactions permitted by Section 5.7.

All such transactions greater than $1,000,000 existing as of the Closing Date are described in Schedule 5.6.

5.7 Management Fees and Compensation.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party or pay or reimburse Parent or any of its Affiliates (other than a Credit Party) for any costs, expenses and similar items except, in each case as permitted by the Financing Order and as expressly set forth in the Approved Budget:

(a) payment of reasonable compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business;

(b) payment of directors' fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $30,000 in any Fiscal Quarter of the Borrowers;

(c) payment to Parent of reasonable and ordinary out-of-pocket overhead, insurance and other similar expenses incurred by Parent to the extent such expenses are allocated to the Credit Parties and their Subsidiaries in the Ordinary Course of Business and pursuant to methodology reasonably acceptable to Agent.

5.8 Margin Stock; Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan or Letter of Credit proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9 Contingent Obligations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except, in each case as permitted by the Financing Order and as expressly set forth in the Approved Budget:

(a) endorsements for collection or deposit in the Ordinary Course of Business;
(b) Rate Contracts and Commodity Hedging Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed on Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e) Contingent Obligations arising with respect to customary indemnification, adjustment or purchase or acquisition price or similar obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under Sections  5.2(b) and 5.2(g);

(f) Contingent Obligations arising under Letters of Credit;
(g) [reserved];

(h) Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Credit Party or any Subsidiary (other than a Holding Company), which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(i) Contingent Obligations arising under the Indenture Documents (including, for the avoidance of doubt, the Collateral Trust Hedging Obligations), the DIP Term Facility Documents or the Factoring Facility Documents, in each case to the extent such Indebtedness or obligations are permitted to be incurred in accordance with Section 5.5; and

(j) intercompany guarantees, support agreements, keep-well agreements and other similar Contingent Obligations made, entered into or incurred in connection with a transaction subject to the Commodity Exchange Act by any Credit Party or any Subsidiary of a Credit Party that is an eligible contract participant (as defined in the Commodity Exchange Act) for the benefit of any other Credit Party or any of its Subsidiaries by virtue of such Person's failure for any reason to constitute an eligible contract participant; and

(k) other Contingent Obligations not exceeding $250,000 in the aggregate at any time outstanding.
5.10 Compliance with ERISA, Pension and Benefits Plans.

(a) No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.  No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

(b) No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Canadian Pension Plan that would have a Material Adverse Effect.  No Credit Party shall establish or contribute to, or become liable under, any Canadian Defined Benefit Pension Plan.

5.11 Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Share or Share

Equivalent or (ii) purchase, redeem or otherwise acquire for value any Share or Share Equivalent now or hereafter outstanding (the items described in clauses (i)  and (ii) above are referred to as "Restricted Payments"); except that, in each case as expressly set forth in the Approved Budget:

(a) any Subsidiary may declare and pay dividends to any Borrower;
(b) any Canadian Subsidiary may declare and pay dividends or make trust distributions to any Credit Party;
(c) [reserved];
(d) [reserved];

(e) for any taxable period in which any Credit Party and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar type income tax group of which Parent is the common parent (a "Tax Group"), the Borrowers and their Subsidiaries may make distributions, directly or indirectly, to Real Alloy Holding,  Real Alloy Holding may make distributions to RA Intermediate,  and RA Intermediate may make distributions to Parent to permit the payment of federal, state, local and foreign income Taxes then due and payable, including required estimated payments, and franchise Taxes and other similar licensing expenses incurred in the Ordinary Course of Business; provided that the amount of such distribution shall not be greater than the amount of such Taxes or expenses that would have been due and payable by the Credit Parties and their relevant Subsidiaries had the Borrowers not filed a consolidated, combined, unitary or similar type return as part of a Tax Group;

(f) [Intentionally Omitted];
(g) [Intentionally Omitted];

(h) each Subsidiary of Real Alloy Holding may declare and make Restricted Payments to Real Alloy Holding and Real Alloy Holding may declare and make Restricted Payments to RA Intermediate so that RA Intermediate may, and RA Intermediate shall be permitted to, make payments permitted by Section 5.7; and

(i) any Subsidiary that is not a Credit Party may make distributions (directly or indirectly) to Real Alloy Holding or any other Subsidiary of Real Alloy Holding, provided that (i) such distributions are applied to the payment of principal or interest in respect of Indebtedness permitted pursuant to Section 5.5 (except to the extent such distributions are made pursuant to any tax repatriation holiday permitted by applicable law) and (ii) such distributions are not funded with proceeds of Investments permitted under Sections 5.4(b)(vi) or 5.4(b)(vii).

5.12 Change in Business.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the Closing Date and any business reasonably complementary or ancillary thereto. RA Intermediate shall not engage in any business activities or own any Property other than (i) ownership of the Shares and Share Equivalents of the Borrowers, and (ii) activities and contractual rights incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Related Agreements to which it is a party.

5.13 Change in Structure.  Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure, issue any Shares or Share Equivalents or amend any of its Organization Documents, in each case, in any respect which would be adverse to Agent or Lenders.

5.14 Changes in Accounting, Name or Jurisdiction of Organization.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization or (v) change (x) its registered office, chief executive office or domicile (within the meaning of the Civil Code of Quebec), or (y) warehouses or locations at which Collateral is held or stored or the location of its material records concerning the Collateral, in the case of clauses (iii), (iv) and (v), without at least twenty (20) days' prior written notice to Agent and the acknowledgement of Agent that all actions required by Agent, including those to continue the perfection of its Liens, have been completed.

5.15 Amendments to Related Agreements.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries, to amend, supplement, waive or otherwise modify any provision of, any Related Agreement (other than (A) the Loan Documents in accordance with the terms applicable thereto, (B) the Indenture Documents or Indenture Pari Passu Documents (as defined in the Intercreditor Agreement) to the extent permitted by the Intercreditor Agreement or in a manner that is not adverse to Agent or Lenders (it being acknowledged and agreed that the inclusion of any Credit Party not organized under the laws of the United States as a Subsidiary Guarantor (as defined in the Indenture) or other obligor under the Indenture Documents or Indenture Pari Passu Documents shall be deemed to be adverse to Agent and Lenders), (C) the Factoring Facility Documents in a manner that is not adverse to Agent or Lenders or which would not reasonably be expected to have a Material Adverse Effect) and (D) the DIP Term Facility Documents in a manner that is not adverse to Agent or Lenders.

5.16 No Negative Pledges.

(a) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party's or Subsidiary's Shares or Share Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Credit Party except any restrictions contained in the Loan Documents, the Indenture Documents, the DIP Term Facility Documents or the Factoring Facility Documents.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except:

(i) under the Loan Documents and the Prepetition Loan Documents;

(ii) under the Indenture Documents and the DIP Term Facility Documents;
(iii) under the Factoring Facility Documents;

(iv) in connection with any document or instrument governing Liens permitted pursuant to Sections 5.1(h), 5.1(i), 5.1(v), 5.1(w) and 5.1(y); provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens;

(v) customary restrictions and conditions contained in any agreement relating to the sale, assignment, lease, conveyance, transfer or other disposition of any asset permitted under Section 5.2 pending the consummation of such sale, assignment, lease, conveyance, transfer or other disposition;

(vi) [reserved];
(vii) [reserved];

(viii) restrictions imposed by any document or instrument relating to Indebtedness incurred by a Foreign Subsidiary pursuant to Section 5.5(m) provided that any such restriction contained therein is limited to such Foreign Subsidiary's assets pledged as security in connection with such Indebtedness;

(ix) pursuant to restrictions existing solely under or by reason of applicable Requirements of Law; and
(x) pursuant to the Financing Order.
(b) No Credit Party shall issue any Shares or Share Equivalents.

5.17 OFAC; Patriot Act; Anti-Money Laundering.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply in all material respects with the laws, regulations and executive orders referred to in Sections 3.30 and 3.31.

5.18 Sale-Leasebacks.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.19 Hazardous Materials.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that violates any Environmental Law in an manner that could reasonably be expected to result in a Material Adverse Effect.

5.20 Prepayments of Other Indebtedness.  No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity (it being understood that all mandatory prepayments triggered in the Ordinary Course of Business consistent with past practice are permitted), other than:

(a) the Obligations;
(b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder;
(c) a Permitted Refinancing of Indebtedness permitted under Section 5.5(c), (d), (f), (g) or (m);
(d) prepayments of the Notes Pari Passu Lien Obligations or the obligations under the DIP Term Facility Documents to the extent not prohibited by the Intercreditor Agreement or the Financing Order;
(e) prepayment of intercompany Indebtedness to Credit Parties; and
(f) the Prepetition Obligations.
5.21 Financing Order. U.S. Credit Parties will not:

(a) seek, consent to or suffer to exist at any time any modification, stay, vacation or amendment of the Financing Order, except for modifications and amendments joined in or agreed to in writing by Agent;

(b) seek the use of "Cash Collateral" (as defined in the Financing Order) in a manner inconsistent with the terms of the Financing Order without the prior written consent of Agent;

(c) suffer to exist at any time a priority for any administrative expense or unsecured claim against any Credit Party (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in Sections 105, 326, 328, 503((b), 506(c), 507(a), 507(b), 546(c), 552(b), 726 and 1114 of the Bankruptcy Code) or any super priority claim which is equal or superior to the priority of the Agent or the Secured Parties in respect of the Obligations or the Prepetition Agent or the Secured Parties (as defined in the Prepetition Credit Agreement) in respect of the Prepetition Obligations except as expressly permitted by the Financing Order; or

(d) prior to the date on which the Prepetition Obligations (and any Reinstated Prepetition Obligations) and Obligations have been paid in full, pay any administrative expenses, except administrative expenses incurred in accordance with the Approved Budget.

5.22 DIP Term Facility. Prior to the full and final payment of all Prepetition Obligations and the Obligations, Credit Parties will not:

(a) make payments on account of the Carveout from proceeds of any Revolving Loan advances or the North America ABL Priority Collateral; or

(b) repay the DIP Term Facility from proceeds of Collateral (other than Notes Priority Collateral) or Revolving Loans.

5.23 Ordinary Course.  Notwithstanding anything herein to the contrary, the Borrowers shall not, and the Borrowers shall not permit any of their Subsidiaries to, act in a manner that is not in the Ordinary Course of Business, except to the extent that deviation from the Ordinary Course of Business is expressly required under the Financing Order or provided for in the Approved Budget.

5.24 Key Employees.  The Borrowers shall not, and the Borrowers shall not permit any of their Subsidiaries to, enter into any agreements or arrangements relating to any key employee incentive or retention plans or any similar officer or employee bonus plans or programs, in each case without the prior written consent of the Agent or provided for in the Approved Budget.

ARTICLE VI FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1 Compliance with Approved Budget. Each Credit Party shall and cause its Subsidiaries to comply with the Approved Budget and variance tests as set forth in the Financing Order.

ARTICLE VII EVENTS OF DEFAULT
7.1 Events of Default. Any of the following shall constitute an "Event of Default":

(a) Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within two  (2) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty.  (i) Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $750,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Borrowing Base and (C) inadvertent errors occurring when Availability continues to exceed $22,000,000 after giving effect to the correction of such errors (provided that, an Event of Default shall be deemed to have occurred regardless of Availability after the occurrence of any such error, if errors which cause the Borrowing Base to be overstated by an amount greater than $2,000,000);

(c) Specific Defaults.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in the Financing Order, any of Sections 4.1, 4.2(a), 4.2(b), 4.2(d), 4.3(a), 4.6, 4.9, 4.10, 4.11, 4.15, 4.16 or 4.17 or Article V or VI or Sections 5 and 6 of the U.S. Revolving Guaranty and Collateral Agreement or Sections 5 and 6 of the Canadian Revolving Guarantee and Collateral Agreement;

(d) Other Defaults.  Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders;

(e) Cross-Default.  (I) Except for defaults resulting directly from the commencement of the Cases and defaults resulting from obligations (other than the Obligations) with respect to which the Bankruptcy Code prohibits any Credit Party from complying or permits a Credit Party not to comply, (i) the Borrowers or any of their Subsidiaries (A) fails to make any payment permitted or required by the Financing Order in respect of any (x) Indebtedness or (y) Contingent Obligation (other than, in respect of both the foregoing clauses (x) and (y), Indebtedness or Contingent Obligations that either (A) constitute Obligations or (B) are stayed as a result of the filing of the Cases or otherwise excused by the Bankruptcy Code) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earnouts permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded, (ii) the occurrence and continuation of any event of default under the Indenture Documents, or (iii) the occurrence and continuation of any event of default under the Factoring Facility Documents,  (II) the occurrence and continuation of any event of default under the DIP Term Facility or (III) the occurrence of an "Termination Event" under the Financing Order;

(f) Insolvency; Voluntary Proceedings. Canadian Guarantor, individually, or the Canadian Guarantor and its Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or Canadian Guarantor or any other Subsidiary of a Credit Party that is not a Debtor: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings.    (i) Any involuntary Insolvency Proceeding is commenced or filed against Canadian Guarantor or any other Subsidiary of a Credit Party that is not a Debtor, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person's Property and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) Canadian Guarantor or any other Subsidiary of Credit Party that is not a Debtor admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Canadian Guarantor or any other Subsidiary of a Credit Party that is not a Debtor acquiesces in the appointment of a receiver, interim receiver, receiver and manager, statutory manager, administrator, trustee, monitor, custodian, conservator, liquidator (whether provisional or otherwise), sequestrator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) Monetary Judgments.  If, after the Filing Date, one or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $1,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor and amounts with respect to unsecured non-priority prepetition claims), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (10) days after the entry thereof; provided however that this clause (h) will not apply to the Financing Order;

(i) Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided however that this clause (i) will not apply to the Financing Order;

(j) Collateral.  Except in accordance with the Financing Order, any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document or Order shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest (or super-prioirty claim having the same effect) in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;

(k) Ownership.  (i) Parent at any time fails to own beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting Shares of RA Intermediate or, in any event, Shares representing voting control of the Borrowers; (ii) RA Intermediate ceases to own one hundred percent (100%) of the issued and outstanding Shares and Share Equivalents of Real Alloy Holding; (iii) Real Alloy Holding ceases to own one hundred percent (100%) of the issued and outstanding Shares and Share Equivalents of the other Borrowers; (iv) except as otherwise provided in this Agreement, any Borrower ceases to own one hundred percent (100%) (or, solely with respect to IMSAMET of Arizona, seventy percent (70%)) of the issued and outstanding Shares and Share Equivalents of any of its Subsidiaries, in each instance in clauses (i), (ii), (iii) and (iv), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than (A) Liens in favor of Agent, for the benefit of the Secured Parties, (B) Liens in favor of the Notes Collateral Trustee granted under the Indenture Documents or (C) Liens created under the DIP Term Facility Documents; or

(l) Invalidity of Intercreditor Agreement.  Any provision of the Intercreditor Agreement or any agreement, document or instrument related thereto, shall for any reason be revoked or invalidated by any Person, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement, the Intercreditor Agreement or such subordination provisions, as applicable.

(m) DIP Term Facility.  Borrower fails to receive on or prior to the first Business Day after the Closing Date, proceeds from the DIP Term Facility of not less than $40,000,000 of "new money" under such facility, of which $5,000,000 is to be held in reserve in the DIP Term Segregated Account, not more than $18,000,000 is to be used to fund the immediate liquidity needs of Borrowers and the remainder of which is to be used to repay on such date not less than $17,000,000 of Prepetition Obligations.

(n) Bankruptcy Defaults.

(i) the Final Order is not entered within thirty-five  (35) days (or such other period as Agent may agree to in writing) following the Filing Date; or any Financing Order is stayed, revised, revoked, remanded, rescinded, amended, reversed, vacated, or modified in any manner not acceptable to Agent;

(ii) any Credit Party shall file a pleading seeking to modify or otherwise alter the Interim Order or the Final Order without the prior written consent of Agent;

(iii) an order with respect to any of the Cases shall be entered by the Bankruptcy Court (A) appointing a trustee under Section 1104 of the Bankruptcy Code, (B) appointing an examiner with enlarged powers relating to the operation of the business of the Credit Parties under Section 1106(b) of the Bankruptcy Code (which appointment shall not have been reversed, stayed or vacated within seven  (7) calendar days) or (C) terminating any Credit Party's exclusive rights to file and solicit acceptances for its plan of liquidation or reorganization (without the written consent of the Agent);

(iv) (A) any Credit Party shall file a pleading (or file a joinder in or statement in support of or otherwise support a third party's pleading) to invalidate, reduce or otherwise impair the Liens or security interests of Agent, Prepetition Agent, any Lender or any Prepetition Lender, claims or rights against the Credit Parties or any of their Subsidiaries or to subject any Collateral to assessment pursuant to Section 506(c) or 552(b) of the Bankruptcy Code or other applicable law, (B) any Lien, security interest or superpriority claim created by this Agreement, the Prepetition Credit Agreement, the Financing Order, the Canadian Revolving Guarantee and Security Agreement or any other Loan Document shall, for any reason, ceases to be valid or (C) any action is commenced by any Credit Party or any of its Subsidiaries which contests the validity, perfection or enforceability of any of the Liens and security interests of Agent, Prepetition Agent, any Lender or any Prepetition Lender created by this Agreement, the Prepetition Credit Agreement, the Financing Order, the Canadian Revolving Guarantee and Security Agreement or any other Loan Document;

(v) any filing of a motion by any Credit Party, or any of their respective Affiliates to dismiss the Cases or convert the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code or an order with respect to the Cases shall be entered by the Bankruptcy Court dismissing the Cases or converting the Cases (or any case comprising part of the Cases) to a case under chapter 7 of the Bankruptcy Code;

(vi) any plan of reorganization is filed that, or an order shall be entered by the Bankruptcy Court confirming a reorganization plan in the Bankruptcy Case which, does not contain a provision for termination of this Agreement and, if in effect at such time, the Prepetition Credit Agreement and the payment in full in cash of the Obligations, and, if any remain, the Prepetition Obligations and any Reinstated Prepetition Obligations on or before the effective date of such plan;

(vii) termination of the exclusive period for the Credit Parties to file a plan of reorganization in the Cases or the filing of a plan of reorganization other than the sale of the Debtors’ assets under section 363 of the Bankruptcy Code or under any plan or reorganization or liquidation without the prior written consent of the Agent;

(viii) any sale of, or motion by the Credit Parties to sell, all or substantially all assets pursuant to Section 363 of the Bankruptcy Code on terms that are not satisfactory to Agent;

(ix) an order with respect to the Cases shall be entered without the express prior written consent of Agent, except as contemplated herein, (i) to revoke, vacate, reverse, stay, modify, supplement or amend this Agreement and the transactions contemplated hereby, any Loan Document or the Financing Order, or (ii) other than the Financing Order, to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to Borrowers' equal or superior to the priority of the Agent, Prepetition Agent, the Lenders and Prepetition Lender in respect of the Obligations and the Prepetition Obligations, except for the Permitted Priority Liens;

(x) Granting of relief from the automatic stay in any of the Cases to permit foreclosure or enforcement on assets of any Borrower or any other Credit Party that have a value that exceeds $500,000 in the aggregate;

(xi) with respect to the DIP Term Facility, a motion shall be filed by the Credit Parties seeking authority, or an order shall be entered in the Cases, that (A) permits any Credit Party or any Subsidiary of any Credit Party to incur Indebtedness secured by any claim under Bankruptcy Code Section 364(c)(1) or by a Lien pari passu with or superior to the Lien granted under the Loan Documents and the Prepetition Loan Documents and Bankruptcy Code Sections 364(c)(2) or (d), unless (1) all of the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations have been paid in full at the time of the entry of any such order, (2) the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations are paid in full with such debt, or (3) such Indebtedness is subject to an intercreditor agreement in form and substance satisfactory to Agent in its sole discretion or (B) permits any Credit Party or any Subsidiary of any Credit Party the right to use Collateral other than in accordance with the terms of the Financing Order, unless all of the Obligations and Prepetition Obligations shall have been paid in full;

(xii) (x) proceeds of any sale of assets of Credit Parties constituting Collateral outside the ordinary course of business are not remitted to Agent at the closing thereof in accordance with the terms of this Agreement, and (y) the Obligations and Prepetition Obligations are not paid in accordance with the terms of this Agreement from such proceeds, in the case of each of clauses (x) and (y) subject to the priorities and other provisions set forth in the Financing Order and in accordance with the provisions of the applicable order of the Bankruptcy Court authorizing such sale in form and substance satisfactory to the Agent;

(xiii) any motions by the Credit Parties to sell Collateral or approve procedures regarding the same, any plan or disclosure statement filed by the Credit Parties or supplements or amendments thereto, or any orders approving or amending any of the foregoing, are not in form and substance acceptable to Agent, or Borrowers modify any procedures approved pursuant to such orders in a manner not acceptable to Agent in its Permitted Discretion;

(xiv) Borrowers require that any party interested in bidding upon their assets execute a confidentiality agreement, on or after the Closing Date, that would restrict any such party from entering into any transactions with Agent or Lenders;

(xv) the automatic stay terminates or expires (other than in conjunction with the granting of relief from the automatic stay as contemplated by Section 7.1(n)(ix)) unless all of the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations shall have been paid in full;

(xvi) the termination or shortening of the Credit Parties' exclusivity periods under Section 1121 of the Bankruptcy Code;

(xvii) any Credit Party, any Subsidiary of any Credit Party, or any of their respective Affiliates challenges the extent, validity or priority of the Obligations or the Prepetition Obligations or the application of any payments or collections received by Agent, Prepetition Agent, Lenders, or Prepetition Lender to the Obligations or Prepetition Obligations as provided for herein or in the Financing Order;

(xviii) any Credit Party, any Subsidiary of any Credit Party, or any of their respective Affiliates challenges the validity, extent, perfection or priority of any Liens granted in the Collateral to secure the Obligations or the Prepetition Obligations

(xix) (a) Agent, Prepetition Agent, Lenders, Prepetition Lenders or the Collateral are surcharged, or (b) a Credit Party seeks to surcharge Agent, Prepetition Agent, Lenders, Prepetition Lenders or the Collateral, pursuant to Sections 105, 506(c), 552 or any other section of the Bankruptcy Code or (c) the extent of the Liens on Collateral are otherwise limited by any such Section of the Bankruptcy Code in any amount;

(xx) payment of or granting adequate protection with respect to pre-petition debt (other than to the Prepetition Lenders) without the prior written consent of Agent other than as expressly contemplated by the Financing Order;

(xxi) any guarantor or co-obligor of the Prepetition Obligations or the Obligations asserts any right of subrogation or contribution against any Credit Party before the payment in full of the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations;

(xxii) any other material violation by the Credit Parties of the terms of the Financing Order;

(xxiii) any order is entered by the Bankruptcy Court sustaining any objection or challenge of any kind or nature to the validity, priority, or amount of the liens in favor of or claims held by the Agent or Lenders, or the Prepetition Agent or the Prepetition Lenders, including an action to recharacterize or subordinate the Agent or Lenders, or the Prepetition Agent or Prepetition Lenders;

(xxiv) the entry of an order granting any super-priority claim (except with respect to this Agreement and the DIP Term Facility) which is senior to or pari passu with the claims of the Agent or Lenders under this Agreement and the Loan Documents, or the Prepetition Agent or Prepetition Lenders under the Prepetition Credit Agreement and the Prepetition Loan Documents;  or

(xxv) the occurrence of a Material Adverse Effect.

7.2 Remedies. Notwithstanding Section 362 of the Bankruptcy Code, upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a) declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Commitment shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) subject to the applicable terms of the Financing Order, if any, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law.

7.3 Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4 Cash Collateral for Letters of Credit.  If an Event of Default has occurred or is continuing or this Agreement (or the Aggregate Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrowers (with respect to L/C Reimbursement Obligations for Letters of Credit) shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of L/C Reimbursement Obligations as additional collateral security for such Obligations. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties' Obligations. The remaining balance of the cash collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations have been paid in full in cash.

ARTICLE VIII THE AGENT
8.1 Appointment and Duties.

(a) Appointment of Agent. Each Secured Party hereby appoints Bank of America (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise (including without limitation, judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid or otherwise) and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent and the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term "Agent", the terms "agent", "Agent" and "collateral agent" and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

(d) Quebec Collateral.

Without limiting the powers of Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (ii) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Credit Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity.  The substitution of Agent pursuant to the provisions of this Article VIII also constitutes the substitution of the Attorney.

(e) [Intentionally Omitted].

8.2 Binding Effect.  Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law.

(b) Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4 Delegation of Rights and Duties.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5 Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) rely on the Register to the extent set forth in Section 1.4, (ii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iii) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Holding Company, each Borrower and each other Credit Party hereby waive and shall not assert (and each of the Holding Companies and the Borrowers shall cause each other Credit Party and their Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent and its Related Persons:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness,

sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled "notice of default" (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, each Holding Company, each Borrower and each other Credit Party hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon.

(c) Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (each, an "Agent Report").  Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent's own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent's and its Related Persons' due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent's Related Persons in connection with or using any Agent Report or any related documentation.

(d) Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report.  Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender's or L/C Issuer's purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender's or L/C Issuer's access to any Agent Report or any discussion of its contents.

8.6 Agent Individually.  Agent and its Affiliates may make loans and other extensions of credit to, acquire Shares and Share Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms "Lender", "Required Lender" and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

8.7 Lender Credit Decision.

(a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender's administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender's compliance policies and contractual obligations and applicable law, including federal, state, provincial and territorial securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties.  Notwithstanding such Lender's or L/C Issuer's election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Agreement or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent, any L/C Issuer or any of their respective Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code).  If the IRS, the CRA or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9 Resignation of Agent or L/C Issuer.

(a) Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c) Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10 Release of Collateral or Guarantors.  Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Shares and Share Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent);

(b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Bank Products, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all Contingent Obligations (excluding Contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties reasonably satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations as to which no claim has been asserted) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent; and

(c) Each Lender and L/C Issuer hereby directs Agent, and Agent hereby authorizes Agent to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11 Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.27 and 10.1 (and, solely with respect to L/C Issuers, Section 1.1(c)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12 [Intentionally Omitted].

8.13 Information Regarding Bank Products.  Each Lender agrees that, upon the reasonable request of Agent, it shall from time to time provide Agent with updated information regarding Bank Product Obligations owing to such Lender or its Affiliates in order to facilitate Agent's administration of the revolving credit facility contemplated by this Agreement (it being understood that upon failure of any Lender or any Affiliate of a Lender to provide such information, Agent may, in its discretion, exclude the Bank Product Obligations owing to such Lender or such Affiliate from the Obligations and from distributions under Section 1.10(c)).

8.14 Intercreditor Agreement.  The parties hereto acknowledge that the Intercreditor Agreement (as amended by the Financing Order) is binding upon them. Each Lender and L/C Issuer (a) hereby consents to the subordination of the Liens on the Notes Priority Collateral securing the Prepetition Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) hereby authorizes and instructs Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Prepetition Obligations to the provisions thereof, in each case on behalf of such Lender or L/C Issuer and to take all actions (and execute all documents) required (or deemed advisable) by Agent in accordance with the terms of the Intercreditor Agreement, in each case without any further consent, authorization or other action by such Lender, (d) hereby agrees that no Lender or L/C Issuer shall have any right of action whatsoever against Agent as a result of any action taken or not taken by Agent pursuant to this Section 8.14 or in accordance with the terms of the Intercreditor Agreement and (e) acknowledges that a copy of the Intercreditor Agreement has been delivered, or made available, to such Lender or L/C Issuer. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

ARTICLE IX MISCELLANEOUS
9.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Bank Products resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Bank Products Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Bank Products Provider, shall be effective without the written consent of such Bank Products Provider or, in the case of a Bank Products provided or arranged by Bank of America or an Affiliate or branch of Bank of America.

9.2 Notices.

(a) Addresses.  All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto or (ii) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers and Agent to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.

(b) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (A) if delivered by hand, upon personal delivery, (B) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (C) if delivered by mail, three (3) Business Days after deposit in the mail, and (D) if delivered by facsimile, upon sender's receipt of confirmation of proper transmission.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization.  Each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein for routine communications; however Electric Transmissions may not be used as effective notice under the Loan Documents. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Platform.  Credit Party Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent ("Platform").  Credit Parties shall notify Agent of each posting of Credit Party Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice.  Credit Party Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform, and Credit Parties

and Secured Parties acknowledge that "public" information is not segregated from material non-public information on the Platform.  The Platform is provided "as is" and "as available."  Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Credit Party Materials or any issues involving the Platform.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO CREDIT PARTY MATERIALS OR THE PLATFORM.  Secured Parties acknowledge that Credit Party Materials may include material non-public information of Credit Parties and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Credit Party's securities.  No Agent Indemnitee shall have any liability to Credit Parties, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Credit Party Materials and other information through the Platform or over the internet.

(c) [Intentionally Omitted.]

(d) LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED "AS IS" AND "AS AVAILABLE". NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any

Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, insurance reviews, Collateral audits and appraisals, background checks, out-of-pocket costs and expenses in connection with the engagement or retention of any consultants or advisors and any other out-of-pocket costs and expenses similar to any of the foregoing, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent and its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out", (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, any Loan Document or any Obligations, including Attorney Costs and (d) fees and disbursements of Attorney Costs on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.  Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel's overall relationship with Agent, including fees paid hereunder.

9.6 Indemnity.

(a) The Borrowers, jointly and severally, with respect to all Liabilities and all Credit Parties, and the Canadian Guarantor, each agree to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an "Indemnitee") from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Agreement, any Prepetition Obligation or Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys' fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, (iv) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (v) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the "Indemnified Matters"); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each of its Subsidiaries to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section  9.6(a)  shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.

(b) Without limiting the foregoing, "Indemnified Matters" includes all Environmental Liabilities, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7 Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver, interim receiver, receiver and manager, monitor or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that no Borrower or other Credit Party may assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of Agent and each Lender.

9.9 Binding Effect; Assignments and Participations.

(a) Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of the Borrowers,  the other Credit Parties party hereto, Agent and each Lender receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of the Borrowers, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a "Sale") all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to:

(i) any existing Lender;
(ii) any Affiliate, branch or Approved Fund of any existing Lender; or

(iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender; provided, however, that:

(A) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans;

(B) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate, branch or Approved Fund of any existing Lender, is of the assignor's (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of Agent;

(C) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent;
(D) interest accrued prior to and through the date of any such Sale may not be assigned.

Agent's refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Notes Pari Passu Lien Obligations or an Affiliate of such a holder, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. Any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents that does not comply with the terms hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 9.9(f).

(c) Procedure.  The parties to each Sale made in reliance on clause (b) above (and excluding those described in clause (e), (f) or (g) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section  9.9(b), upon Agent consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and the Code.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d) Effectiveness.  Subject to the recording of an Assignment by Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests.  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender's Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) [reserved].
(g) [reserved].
9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information.  Each of Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information ("MNPI") hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States or Canadian federal, state, provincial or territorial securities laws and regulations).

(b) Confidential Information.  Each Lender, each L/C Issuer and Agent agree to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower Representative's consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners, the Insurance Bureau of Canada or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In addition, Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c) Tombstones; League Tables.  Each Credit Party consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party's name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any such press release, advertising or other material to Borrower Representative for review and comment at least two (2) Business Days prior to the publication thereof; provided further publication of such information shall not require additional review. Each Lender hereby consents to the disclosure by Agent of information necessary or customary for inclusion in league table measurements.

(d) Press Release and Related Matters.  No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Bank of America or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which Bank of America or any of its Affiliates is party without the prior written consent of Bank of America or such Affiliate (which consent shall not be unreasonably withheld or delayed) except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Bank of America.

(e) Distribution of Materials to Lenders and L/C Issuers.  The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the "Borrower Materials") may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System in the same form as is available on such websites.

(f) Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S. or Canada, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. or Canadian federal, state, provincial and territorial securities laws as "PUBLIC". The Credit Parties agree that by identifying such Borrower Materials as "PUBLIC" or publicly filing such Borrower Materials with the Securities and Exchange Commission or other applicable securities commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. or Canadian federal, state, provincial and territorial securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff.  Subject to the applicable provisions of the Bankruptcy Code and the Financing Order, each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured, provided, however, that none of Agent, any Lender or any L/C Issuer may offset amounts owed by it to the Canadian Credit Parties (or any of their Subsidiaries) against amounts owed to such Person by any of the U.S. Credit Parties. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc.  If  any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or "proceeds" (as defined under the applicable UCC or the applicable PPSA in the case of Canadian Collateral) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

9.12 Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions.  The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Borrowers, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent's or Lenders' involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19. To the extent of any conflict between the terms of the Financing Order and the terms of this Agreement, the terms of the Financing Order shall govern and control.

9.17 No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, its validity, interpretation, construction, performance and enforcement (including, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction.  IF THE BANKRUPTCY COURT ABSTAINS FROM HEARING OR REFUSES TO EXERCISE JURISDICTION OVER ANY ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA SITTING IN THE SOUTHERN DISTRICT OF NEW YORK OR THE BANKRUPTCY COURT AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER REPRESENTATIVE AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS,  AND HEREBY AGREES TO WAIVE ANY RIGHTS IT MAY HAVE TO OBJECT TO ADJUDICATION BY A JUDGE OF THE BANKRUPTCY COURT ON THE BASIS OF A RIGHT TO HAVE MATTERS ADJUDICATED IN FRONT OF AN ARTICLE III JUDGE. THE PARTIES HERETO (AND, TO THE EXTENT SET FORTH IN ANY OTHER LOAN DOCUMENT, EACH OTHER CREDIT PARTY) HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

(c) Service of Process.  EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND OTHER DOCUMENTS AND OTHER SERVICE OF PROCESS OF ANY KIND EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.18(C) AND CONSENTS TO SUCH SERVICE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA WITH RESPECT TO OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH ANY LOAN DOCUMENT BY ANY MEANS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING BY THE MAILING THEREOF (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER REPRESENTATIVE SPECIFIED HEREIN (AND SHALL BE EFFECTIVE WHEN SUCH MAILING SHALL BE EFFECTIVE, AS PROVIDED THEREIN). EACH CREDIT PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d) Non-Exclusive Jurisdiction. NOTHING CONTAINED IN THIS SECTION 9.18 SHALL AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) SUBJECT IN ALL RESPECTS TO THE FINANCING ORDER, THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6  (Indemnity) and Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of each Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
9.21 Patriot Act; Anti-Money Laundering Legislation.

(a) Each Credit Party acknowledges that, pursuant to the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and any regulations under any of the foregoing, and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, "AML Legislation"), the Lenders and Agent may be required to obtain, verify and record information regarding each Credit Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Credit Party, and the transactions contemplated hereby. The Borrowers shall promptly provide all such information, including the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party under any applicable AML Legislation, supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assignee or participant of a Lender or Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If Agent has ascertained the identity of the Credit Parties or any authorized signatories of the Credit Parties for the purposes of applicable AML Legislation, then Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(iii) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that Agent has no obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Credit Parties or any such authorized signatory in doing so.

9.22 [reserved].
9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

9.24 [reserved].

9.25 Currency Matters.  Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents by any Person to Agent or any other Secured Party shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the U.S. Dollar Equivalent on the date of calculation, comparison, measurement or determination, (a) in the case of calculations of principal, interest, reimbursement obligations, fees and all other amounts payable under this Agreement and the other Loan Documents by any Person to Agent or any other Secured Party, at the exchange rate determined by Agent consistent with the prior practices of Agent, and (b) in all other cases, as Agent may determine in its reasonable discretion.

9.26 Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 9.26 referred to as the "Judgment Currency") an amount due under any Loan Document in any currency (the "Obligation Currency") other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 9.26 being hereinafter in this Section 9.26 referred to as the "Judgment Conversion Date").

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 9.26(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party or Credit Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Credit Party under this Section 9.26(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term "rate of exchange" in this Section 9.26 means the rate of exchange at which Agent, on the relevant date at or about 12:00 noon (Toronto time), would be prepared to sell, in accordance with Agent's normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

(d) Unless otherwise specified, all references to dollar amounts in this Agreement shall mean Dollars.

9.27 Creditor-Debtor Relationship.  The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.28 Actions in Concert.  Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

9.29 Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the U.S. Revolving Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.29 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.29, or otherwise under the U.S. Revolving Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.29 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.29  constitute, and this Section 9.29 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X TAXES, YIELD PROTECTION AND ILLEGALITY
10.1 Taxes.

(a) Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities) with respect thereto (collectively, "Taxes").

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (as determined in the good faith discretion of the applicable withholding agent) (i) if such Tax is an Indemnified Tax, such amount payable by the applicable Credit Party shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant withholding agent shall make such deductions, (iii) the relevant withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within thirty (30) days after such payment by any Credit Party is made, such Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c) In addition, the applicable Borrower agrees to pay, and authorizes Agent to pay in its name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, "Other Taxes").

(d) The Credit Parties hereby acknowledge and agree that (i) neither Bank of America nor any Affiliate or branch of Bank of America has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby or any other matters and (ii) the Credit Parties have received appropriate Tax advice to the extent necessary to confirm that the structure of any transaction contemplated by the Credit Parties in connection with this Agreement complies in all material respects with applicable federal, state and foreign Tax laws.

(e) Without duplication of any amount paid to a Secured Party pursuant to Section 10.1(b), the Credit Parties shall jointly and severally indemnify within thirty (30) days after receipt of demand therefor (with copy to Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid or payable by such Secured Party and any Liabilities arising therefrom or with respect thereto (including reasonable attorneys' and tax advisors' fees and disbursements), whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (e), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(g) (i) Any Lender that is legally entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and Agent, at the time or times reasonably requested by the Borrower Representative or the Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower Representative or Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower representative or Agent as will enable the Borrower Representative or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in this Section 10.1(g) with respect to United States federal withholding taxes) shall not be required if in such Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or its Affiliates or branches.   Without limiting the generality of the foregoing, each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirement of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a "Non-U.S. Lender Party" hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (2) a "10 percent shareholder" of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(i)

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a "U.S. Lender Party" hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (g) and (D) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iii) [reserved].
(iv) If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and the Borrower Representative any documentation under any Requirement of Law or reasonably requested by Agent or the Borrower Representative sufficient for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(h) If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 10.1(h) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

10.2 Illegality.  If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the applicable Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, (x) there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, or of Issuing or maintaining any Letter of Credit or (y) the Lender or L/C Issuer shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the applicable Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs or such Taxes; provided, that the applicable Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender's or L/C Issuer's intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:
(i) the introduction of any Capital Adequacy Regulation;
(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation; affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender's or such entities' policies with respect to capital adequacy and such Lender's or L/C Issuer's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the applicable Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the applicable Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender's or L/C Issuer's intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd  Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 10.3(a) above and/or a change in any Capital Adequacy Regulation under Section 10.3(b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4 Funding Losses.  The Borrowers (jointly and severally with respect to all Loans) agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;
(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business

Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the applicable Borrower to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates.  If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Reserves on LIBOR Rate Loans.  The applicable Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days' prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7 Certificates of Lenders.  Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

ARTICLE XI DEFINITIONS
11.1 Defined Terms. The following terms are defined in the Sections or Sections referenced opposite such terms:

"Affected Lender"	9.22
"Agent Report"	8.5(c)

"Aggregate Excess Funding Amount"	1.11(e)
"Agreement"	Preamble
"Agreement Currency"	9.26
"AML Legislation"	9.21
"Bank of America"	Preamble
"Bonds"	Recitals
"Borrower" and "Borrowers"	Preamble
"Borrower Materials"	9.10(e)
"Borrower Representative"	1.12
"Compliance Certificate"	4.2(b)
"Concentration Exception Cap"	1.13(h)
"Eligible Accounts"	1.13
"Eligible Inventory"	1.14
"Event of Default"	7.1
"Final Order"	2.1
"Fee Letter"	1.9(a)
"Indemnified Matters"	9.6
"Indemnitees"	9.6
"Indenture"	Recitals
"Intercompany Note"	5.4(b)
"Investments"	5.4
"Judgment Conversion Date"	9.26(a)
"Judgment Currency"	9.26(a)
"L/C Reimbursement Agreement"	1.1(b)
"L/C Reimbursement Date"	1.1(b)
"L/C Request"	1.1(b)
"L/C Sublimit"	1.1(b)
"Letter of Credit Fee"	1.9(c)
"Maximum Lawful Rate"	1.3(d)
"MNPI"	9.10(a)
"Notes Collateral Trustee"	Recitals
"Notice of Conversion/Continuation"	1.6(a)
"Obligation Currency"	9.26(a)
"OFAC"	3.30
"Other Lender"	1.11(e)
"Other Taxes"	10.1(c)
"Participating Lender"	9.22
"Participant Register"	9.9(c)
"Permitted Liens"	5.1
"Prospective Lenders"	1.15
"Protective Advances"	1.1(a)
"RA Intermediate"	Recitals
"Real Alloy Holding"	Preamble
"Reallocation"	1.16
"Reallocation Date"	1.16

"Register"	1.4(b)
"Restricted Payments"	5.11
"Replacement Lender"	9.22
"Revolving Loan"	1.1(a)
"Sale"	9.9(b)
"SDN List"	3.30
"Settlement Date"	1.11(b)
"Specified Foreign Subsidiary Indebtedness"	5.5(m)
"Tax Group"	5.11(e)
"Tax Returns"	3.10
"Taxes"	10.1(a)
"Terrorist Lists"	3.30
"Unused Commitment Fee"	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

"ABL Priority Collateral" means, collectively, (a) the North America ABL Priority Collateral and (b) the Canadian Collateral.

"Account" means, as at any date of determination, all "accounts" (as such term is defined in the UCC, PPSA or other applicable law, as applicable) and all "claims" (for the purposes of the Civil Code of Quebec or other applicable law) of the Credit Parties, including, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

"Account Debtor" means the customer of a Credit Party who is obligated on or under an Account.

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Shares and Share Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Person, or (c) a merger, amalgamation or consolidation or any other combination with another Person.

"Affiliate" means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, "control" means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Shares of such Person (either directly or through the ownership of Share Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.    Notwithstanding the foregoing, none of

Beck Aluminum International, LLC nor any of its Affiliates shall be deemed to be an Affiliate of any Credit Party or any of its Affiliates other than with respect to Sections 1.13, 5.6 and 5.17.
"Agent" means Bank of America (or any branch or Affiliate) in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

"Aggregate Revolving Loan Commitment" means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $110,000,000, as such amount may be reduced or increased from time to time pursuant to this Agreement.

"Amortization Factor" means (a) 1 minus (b) a fraction, the numerator of which is the number of full calendar months elapsed (starting as of month 19 and including any calendar month ending on the date of determination) since the Closing Date, minus 18, (but in no event more than 36 months after the Closing Date) and the denominator of which is 17.

"Applicable Margin" means if a Base Rate Loan 2.25% per annum and (y) if a LIBOR Rate Loan 3.25% per annum.

"Approved Budget" means the 13-week "Budget" in form and substance satisfactory to the Agent, approved by Agent and in effect from time to time pursuant to the terms of the Financing Order, setting forth all forecasted receipts, sales and disbursements of RA Intermediate and its Subsidiaries on a weekly basis for such 13-week period beginning as of the week of the Petition Date, broken down by week, including the anticipated weekly uses of the proceeds of the Obligations for such period, which shall include, among other things, available cash, cash flow, accrued but unpaid trade payables and ordinary course expenses, total expenses and capital expenditures, fees and expenses relating to the this Agreement and the other Loan Documents, fees and expenses related to the Cases, working capital and other general corporate needs and projected Availability during the term of this Agreement; provided that Agent and Borrowers, acting together, may agree in writing to update or supplement the Approved Budget from time to time. A copy of the initial Approved Budget is attached hereto as Exhibit A.

"Approved Fund" means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate or branch of any Person (other than an individual) that administers or manages such Lender.

"Assignment" means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

"Attorney Costs" means all reasonable fees and disbursements of any law firm or other external counsel actually incurred.

"Availability" means, as of any date of determination, the amount by which (a) the Borrowing Base exceeds (b) Outstandings.

"Availability Block" means (a) at all times prior to the approval by the Bankruptcy Court of a Stalking Horse Bid (as defined in the Interim Order) in accordance with the Bankruptcy Milestones, $7,500,000 and (b) at all times thereafter, $5,000,000.

"Average Daily Usage Percentage" means, for any calendar month, the percentage derived from dividing:
(a) the average daily balance of Revolving Loans during the preceding calendar month, by
(b) the average daily balance of the Aggregate Revolving Loan Commitment during the preceding calendar month.
"Average Availability" means, as of any date of determination, average daily Availability for the preceding Fiscal Quarter.

"Avoidance Action" means any and all claims and causes of action of any Borrower's estate arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code, together with any proceeds therefrom.

"Avoided Payment" has the meaning set forth in Section 1.8(e) of this Agreement.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"Bank of America" means Bank of America, N.A., its branches and Affiliates.

"Bank Product" shall mean any of the following products, services or facilities provided to any Credit Party or any of its Subsidiaries by any Bank Product Provider: (a) Cash Management Services; (b) products under Hedging Agreements, (c) commercial credit card and merchant card services, and (d) leases and other banking products or services (other than Letters of Credit); provided, however, that, except for Bank Products that have been provided or arranged by Bank of America or an Affiliate or branch of Bank of America, for any of the foregoing to be included for purposes of a distribution under Section 1.10(c) and for the purposes of the definition of "Obligations", the applicable Bank Product Provider and the applicable Credit Party or Subsidiary must have provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum Dollar amount of Bank Product Obligations arising thereunder, and (iii) the methodology to be used by such parties in determining such amount owing from time to time.

"Bank Product Obligations" means any payment obligations due and owing to any Bank Product Provider from any Credit Party or any of its Subsidiaries resulting from the provision of Bank Products by any Bank Product Provider to any Credit Party or any of its Subsidiaries.

"Bank Product Provider" means Bank of America or any of its Affiliates or branches or any other Lender or any of its Affiliates or branches.

"Bank Product Reserve" means, at any time of determination, a reserve established by Agent in an amount equal to the obligations and liabilities of the Credit Parties and their Subsidiaries under Bank Products at such time.

"Bankruptcy Code" means Title 11 of the United States Code, as the same may be amended from time to time.
"Bankruptcy Court" has the meaning given to it in the Recitals.
"Bankruptcy Milestone" has the meaning specified therefor in Section 4.16 of the Agreement.

"Base Rate" means, for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50% per annum; or (c) LIBOR for a 30 day interest period as of such day; provided that in no event shall the Base Rate be less than zero.

"Base Rate Loan" means a Loan denominated in Dollars that bears interest based on the Base Rate.

"Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

"Bonds" means that certain $305,000,000 aggregate principal amount of 10.00% senior notes issued pursuant to the Indenture.
"Borrowing" means a borrowing hereunder consisting of Loans made to or for the benefit of the applicable Borrowers on the same day by the Lenders pursuant to Article I.
"Borrowing Base" means, with respect to the Borrowers and Canadian Guarantor on a consolidated basis, as of any date of determination by Agent, from time to time, an amount equal to the lesser of:
(a)the Aggregate Revolving Loan Commitment; and

(b)the sum of (i)(1) 85% of the book value of Eligible Accounts of such Borrowers and Canadian Guarantor at such time that are not subject to credit insurance in form, substance and amount and by an insurer, satisfactory to Agent and (2) 90% of the book value of Eligible Accounts of such Borrowers and Canadian Guarantor subject to credit insurance in form, substance and amount, and by an insurer, satisfactory to Agent, plus (ii) the lesser of (1) 75% of the book value of Eligible Inventory of such Borrowers and Canadian Guarantor valued at the lower of cost or market on a first-in, first-out basis, and (2) 85% of the book value of Eligible Inventory of such Borrowers and Canadian Guarantor, valued at the lower of cost or market on a first-in, first-out basis multiplied by the NOLV Factor, plus (iii) the FILO Availability Amount minus (iv) the Availability Block; and

in each case less Reserves established by Agent at such time in its Permitted Discretion.

"Borrowing Base Certificate" means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 11.1(b) hereto, duly completed as of a date acceptable to Agent in its sole discretion.

"Business Day" means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in North Carolina and Illinois and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

"Canadian AML Legislation" means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) and the United Nations Act (Canada) and all regulations or executive orders passed thereunder.

"Canadian Benefit Plans" means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing benefits primarily to Canadian employees, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which Credit Parties have any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

"Canadian Collateral" means "Collateral" as defined in the Canadian Revolving Guarantee and Security Agreement.

"Canadian Credit Parties" means the Canadian Guarantor and each Canadian Subsidiary (a) which executes a guaranty of the Obligations, (b) which grants a Lien on its Canadian Collateral to secure payment of the Obligations and/or (c) or certain of the Shares of which are pledged to Agent for the benefit of the Secured Parties.

"Canadian Defined Benefit Pension Plan" means a Canadian Pension Plan that contains a "defined benefit provision" as such term is defined under the Income Tax Act (Canada).
"Canadian Dollars" or "C$" shall mean the lawful currency of Canada.
"Canadian Guarantor" means Real Alloy Canada Ltd., a limited liability company amalgamated under the laws of Nova Scotia.

"Canadian Pension Event" means (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Canadian Credit Party; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which could reasonably be expected to constitute grounds for the termination of, winding up of, partial termination or winding up of, or the appointment of a trustee to administer, any such plan.

"Canadian Pension Plans" means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Credit Party primarily for its Canadian employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

"Canadian Revolving Guarantee and Security Agreement" means the Canadian Revolving Guarantee and Security Agreement and the Security Agreement,  each dated as of the Closing Date, made by the Canadian Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

"Canadian Subsidiary" means each Wholly-Owned Subsidiary of RA Intermediate that is organized under the laws of Canada or any province or territory thereof.

"Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

"Capital Lease" means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

"Capital Lease Obligations" means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

"Carveout" has the meaning given to such term (or "Carve-Out") in the Financing Order.
"Cases" has the meaning given to such term in the recitals.

"Cash Equivalents" means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States or Canadian federal government or (ii) issued by any agency of the United States or Canadian federal government the obligations of which are fully backed by the full faith and credit of the United States federal government or constitute a charge upon the Consolidated Revenue Fund of Canada, as applicable, (b) any readily-marketable direct obligations issued by any other agency of the United States or Canadian federal government, any state, province or territory thereof or any political subdivision of any such state, province or territory thereof or any public instrumentality thereof, in each case having a rating of at least "A-1" from S&P or at least "P-1" from Moody's, (c) any commercial paper rated at least "A-1" by S&P or "P-1" by Moody's and issued by any Person organized under the laws of any state of the United States or Canada or any province or territory thereof, (d) any

Dollar-denominated or Canadian Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers' acceptance issued or accepted by (i) any Lender or (ii) any other commercial or chartered bank that is (A) organized under the laws of the United States or Canada, any state thereof or the District of Columbia, (B) "adequately capitalized" (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States or Canadian money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody's the highest rating obtainable for money market funds in the United States or Canada; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

"Cash Flow" means, (i) EBITDA minus (ii) the aggregate of all expenditures and other obligations for the applicable twelve fiscal month period of the Credit Parties which should be capitalized under GAAP, but excluding from this clause (ii) such expenditures and other obligations paid with the Net Proceeds from Dispositions and/or Events of Loss which a Credit Party is permitted to reinvest pursuant to Section 1.8(c), and minus (iii) the portion of those capital expenditures included in clause (ii) financed under Capital Leases or with proceeds of other long term Indebtedness incurred substantially concurrently with such expenditure (Indebtedness, for this purpose, does not include drawings under the Revolving Loan Commitment).  For the avoidance of doubt, in the event of conflict between the defined term "Cash Flow" set forth herein and the calculation of "Cash Flow" as set forth on the Compliance Certificate, the Compliance Certificate as set forth on the Closing Date or as amended pursuant to Section 9.1 shall govern.

"Cash Management Order" means that certain order authorizing the Debtors to continue using their current Cash Management Services and is in form and substance satisfactory to Agent.

"Cash Management Services" means services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

"Closing Date" means November 20, 2017.
"Code" means the Internal Revenue Code of 1986.
"Collateral" means, collectively, the U.S. Collateral and the Canadian Collateral.

"Collateral Documents" means, collectively, each Guaranty and Security Agreement, each Control Agreement, the Intercompany Subordination Agreement, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, deeds of hypothec, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a Lien on Collateral or guarantying the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC, the PPSA or comparable law) against any such Person as debtor or grantor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

"Collateral Trust Hedging Obligations" means the "Collateral Trust Hedging Obligations" (as defined in the Intercreditor Agreement).

"Collection Account" means Agent's deposit accounts for payments, as set forth on Agent's signature page hereto, or such other accounts as may be specified in writing by Agent as a  "Collection Account".

"Commitment" means, for each Lender, its Revolving Loan Commitment.

"Commitment Percentage" means, as to any Lender, the percentage equivalent of such Lender's Revolving Loan Commitment, divided by the Aggregate Revolving Loan Commitment; provided that following the termination of the Aggregate Revolving Loan Commitment, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

"Commodity Hedging Agreements" shall any commodity contracts, including futures contracts, forward contracts, options and other commodity related derivative transactions or other arrangements similar to the foregoing or other arrangements designed to protect against fluctuations in commodity prices.

"Concentration Account" means a concentration deposit account constituting a Control Account at a financial institution acceptable to Agent, which, as of the Closing Date, shall be that certain deposit account maintained by the Borrower Representative, with Wintrust Bank, identified as account number ##########.

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts or any Commodity Hedging Agreements; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

"Contractual Obligations" means, as to any Person, any provision of any security (whether in the nature of Shares, Share Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

"Control Account" means (a) the Concentration Account, (b) any other Collection Account and (c) any other deposit account (including all lockbox and similar arrangements) now or hereafter owned by any Credit Party that is not an Excluded Account.

"Control Agreement" means, with respect to any Control Account of any Credit Party or any securities entitlement or commodity contract of any Credit Party, a written agreement, in form and substance satisfactory to Agent, among Agent, the Notes Collateral Trustee, the depository or other financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and such Credit Party that is effective for Agent to obtain "control" (within the meaning of Articles 8 and 9 of the applicable UCC or the comparable provisions of the PPSA or other applicable law, as applicable) of, or better evidences Agent's Lien on, such account.

"Conversion Date" means any date on which the applicable Borrower convert a Base Rate Loan, as applicable, to a LIBOR Rate Loan, as applicable, or a LIBOR Rate Loan, as applicable, to a Base Rate Loan, as applicable.

"Copyrights" means all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in Software and all rights in and to databases, all designs (including industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing, all registrations and applications therefor and all related IP Ancillary Rights.

"CRA" means the Canada Revenue Agency.

"Credit Parties" means (a) each U.S. Credit Party, (b) each Canadian Credit Party and (c) each other Person (i) which executes a guaranty of the Obligations or (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations.

"Credit Party Materials" means Borrowing Base Certificates, Compliance Certificates,  and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as any other field examination, audit or appraisal report prepared for Agent with respect to any Guarantor or Collateral  and any other information provided by Agent to Lenders.

"Debtors" has the meaning given to it in the Recitals.
"Default" means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.
"DIP Facility" has the meaning given to it in the Recitals.

"DIP Term Facility"  means a non-amortizing term loan facility in an aggregate amount equal to $255,000,000 provided by the DIP Term Lenders pursuant to the Financing Order and comprised of $65,000,000 of "new money" loans in respect of U.S. operations and up to $20,000,000 of "new money" loans in respect of European operates, plus no more than $85,000,000 of loans representing a "roll-up" of a portion of prepetition Term Indebtedness.

"DIP Term Facility Documents"  means (a) that certain Senior Secured Super-Priority Debtor-In-Possession Note Purchase Agreement, dated on or around November 21, 2017 (the “DIP NPA”), by and among Real Alloy Holding, the DIP Term Lenders party thereto and the other persons party thereto and (b) the Note Purchase Documents (as defined in the DIP NPA).

"DIP Term Lenders" means the "Holders" under and as defined in the DIP Term Facility Documents.

"DIP Term Segregated Account" means a Deposit Account in which only advances under the DIP Term Facility are held until used by the Borrower in compliance with the terms of the DIP Term Facility at an institution acceptable to Agent.

"Disbursement Account" means any Control Account (other than Excluded Accounts) that is used solely by the Credit Party owning such Control Account to make disbursements by such Credit Party to other Persons and is not used to collect any payments to any Credit Party under any Account, Payment Intangible or other Collateral or for the deposit of any Cash Receipts (other than during any period of time when there are no Revolving Loans, L/C Reimbursement Obligations outstanding).

"Disposition" means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h) and 5.2(i), and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Shares or Share Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.

"Disqualified Stock" means any Share or Share Equivalent which, by its terms (or by the terms of any security or other Share into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the date specified in clause (a) of the definition of Revolving Termination Date (excluding any provisions requiring redemption upon a "change of control" or similar event; provided that such "change of control" or similar event results in the prior payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination of all commitments to lend hereunder and the termination of this Agreement), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Shares or Share Equivalents referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the date specified in clause (a) of the definition of Revolving Termination Date, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.

"Dollars", "dollars" and "$" each mean the lawful money of the United States of America.
"Domestic Subsidiary" means any Subsidiary other than a Foreign Subsidiary.

"EBITDA" means, net income (or loss) for the applicable period of measurement of the Credit Parties determined in accordance with GAAP (including without limitation income from Restricted Payments received by such Credit Party) but excluding: (a) the income (or loss) of any joint venture or other Person which is not a Credit Party, (b) the undistributed earnings of any Subsidiary of a Credit Party if the payment of dividends or similar distributions by any such Subsidiary is not permitted by operation of the terms of its charter or of any agreement or Requirement of Law applicable to any such Subsidiary, (c) the income (or loss) of any Person accrued prior to the date it becomes a Credit Party or is merged into or consolidated with a Credit Party or that Person's assets are acquired by a Credit Party, (d) any net gain from the collection of life insurance proceeds, (e) any aggregate net gain, but not any aggregate net loss, from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of any Credit Party, and related tax effects in accordance with GAAP, and (f) any other extraordinary gains or losses of any Credit Party, and related tax effects in accordance with GAAP,  plus (without duplication), (a) all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period, (b) interest expense (less interest income) deducted in calculating net income (or loss) for such period, (c) all taxes, accrued or payable, on or measured by income to the extent deducted in calculating net income (or loss) for such period, (d) the amount of any non-cash deduction from net income as a result of any grant of Shares of Share Equivalents to employees, (e) all non-cash losses or expenses (or minus non-cash income or gains) deducted in calculating net income (or loss) for such period, excluding any non-cash loss or expense (i) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period (except for accruals specifically set forth in (f) below) or (ii) relating to a write-down, write off or reserve with respect to Accounts and Inventory, and (f) expenses in connection with the accrual for Environmental Liabilities expected to be paid after the Revolving Termination Date. For clarity, any such payments made in cash prior to the Revolving Termination Date shall be deducted from EBITDA when paid to the extent the related expense was added back to the calculation of EBITDA for any prior period of measurement minus (a) all tax credits, and (b) all non-cash income or gains (including, without limitation, income arising from the cancellation of Indebtedness).  Notwithstanding the foregoing, for purposes of calculating EBITDA as of any date of measurement ending on or before March 31, 2017, EBITDA for any fiscal month shall be as set forth in the table contained in the Compliance Certificate.  For the avoidance of doubt, in the event of any conflict between the definition of "EBITDA" as set forth on the Compliance Certificate, the Compliance Certificate as set forth on the Closing Date or as amended pursuant to Section 9.1 shall govern.

"EDGAR" means SEC's Electronic Data Gathering, Analysis and Retrieval System (EDGAR).

"EEA Financial Institution" means (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, Norway and any other member of the European Economic Area.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Electronic Transmission" means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

"Environmental Laws" means all applicable and binding present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

"Environmental Liabilities" means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the related cost of environmental consultants and the cost of attorney's fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

"Equipment" means all "equipment," as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.
"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"ERISA Event" means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code; (j) a Title IV plan is in "at risk" status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in "endangered status" or "critical status" within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

"EU Bail-In Legislation Schedule": means the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

"Event of Loss" means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

"Excluded Account" means any deposit account now or hereafter owned by any Credit Party that is used solely by such Credit Party (i) as a payroll account so long as such payroll account is a zero balance account, (ii) as a petty cash account so long as the aggregate amount on deposit in all petty cash accounts of the Credit Parties does not exceed $50,000 at any one time for all such deposit accounts combined, (iii) commodity trading accounts or other brokerage accounts holding customary initial deposits and margin deposits securing obligations under Rate Contracts and Commodity Hedging Agreements incurred in the Ordinary Course of Business and not for speculative purposes so long as the aggregate amount on deposit in all such accounts of the Credit Parties does not exceed $2,000,000 at any one time for all such deposit accounts combined, (iv) to hold amounts required to be paid in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits, (v) to hold amounts which are required to be pledged or otherwise provided as security as required by law or pension requirement, or (vi) as a withholding tax or fiduciary account.

"Excluded Foreign Subsidiary" means a Foreign Subsidiary that has not guaranteed or pledged any of its assets to secure, any Indebtedness (other than the Loans) of a U.S. Credit Party or any other Subsidiary of RA Intermediate which is a United States person within the meaning of Section 7701(a)(30) of the Code.

"Excluded Rate Contract Obligation" means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

"Excluded Subsidiary" shall mean Excluded Foreign Subsidiaries;.

"Excluded Tax" means with respect to any Secured Party: (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) any United States federal or Canadian withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b)  or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) United States federal or Canadian federal withholding Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(g); (d)  any Taxes imposed on any Secured Party by reason of the Secured Party (i) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Canadian Guarantor, or (ii) not dealing at arm's length (for purposes of the Income Tax Act (Canada)) with a "specified shareholder" (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Canadian Guarantor;  and (e) any Taxes imposed under FATCA.

"Exigent Circumstances" means circumstances that Agent, in its Permitted Discretion, believes render necessary or appropriate the imposition of Reserves, adjustment of eligibility criteria or establishment of new criteria, as applicable, to, amongst other things, prevent or mitigate fraud in respect of any Borrowing Base Certificate or the Collateral or the destruction of, physical harm to, impairment of the Collateral or the rights and interests of the Secured Parties therein (including any loss of priority of the Liens of Agent, for the benefit of the Secured Parties).

"E-Fax" means any system used to receive or transmit faxes electronically.

"E-Signature" means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

"E-System" means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site (including the Platform), whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

"Factoring Facility Documents" means, collectively, the German Factoring Facility Documents.

"FATCA" means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code, any published intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation or rules adopted pursuant to such published intergovernmental agreement.

"Federal Flood Insurance" means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

"Federal Funds Rate"  (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall such rate be less than zero.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
"FEMA" means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
"Filing Date" has the meaning given to such term in the Recitals.

"FILO Accounts Formula Amount" means for each time period set forth in the table below, the amount set forth for such period:

Period	Amount
On the Closing Date and until the date that is 11 months after the Closing Date

5% of the book value of Eligible Accounts of Borrowers or Canadian Guarantor (as applicable) that are not subject to credit insurance in form, substance and amount and by an insurer, satisfactory to Agent

Commencing on the date that is 11 months after the Closing Date until the date that is 25 months after the Closing Date

(i) An amount equal to the Amortization Factor multiplied by 5% by (ii) the book value of Eligible Accounts of Borrowers or Canadian Guarantor (as applicable) that are not subject to credit insurance in form, substance and amount and by an insurer, satisfactory to Agent

Commencing on the date that is 25 months after the Closing Date and ending on the Revolver Termination Date	$0.00

"FILO Availability Amount" means at any time the sum of (i) the FILO Accounts Formula Amount with respect to Borrowers and Canadian Guarantor at such time plus (ii) the FILO Inventory Formula Amount with respect to Borrowers and Canadian Guarantors at such time.

"FILO Inventory Formula Amount" means for each time period set forth in the table below, the amount set forth for such period:

Period	Amount
On the Closing Date and until the date that is 11 months after the Closing Date

The lesser of:
(i) 10% of the book value of Eligible Inventory of Borrowers or Canadian Guarantor (as applicable) valued at the lower of cost or market on a first-in, first-out basis or (ii) 10% of the book value of Eligible Inventory of Borrowers or Canadian Guarantor (as applicable), valued at the lower of cost or market on a first-in, first-out basis multiplied by the NOLV Factor

Commencing on the date that is 11 months after the Closing Date until the date that is 25 months after the Closing Date

The lesser of:
(i) (A) an amount equal to the Amortization Factor multiplied by 10% multiplied by (B) the book value of Eligible Inventory of Borrowers or Canadian Guarantor (as applicable) valued at the lower of cost or market on a first-in, first-out basis; or
(ii) (A) an amount equal to the Amortization Factor multiplied by 10%, multiplied by (B) the book value of Eligible Inventory of Borrowers or Canadian Guarantor (as applicable), valued at the lower of cost or market on a first-in, first-out basis multiplied by the NOLV Factor

Commencing on the date that is 25 months after the Closing Date and ending on the Revolver Termination Date	$0.00

"Final Availability Date" means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.
"Financing Order" means, as applicable, the Interim Order and Final Order, as the same may be amended or modified from time to time with Agent's written consent.
"FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
"Fiscal Quarter" means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30 and December 31 of each year.
"Fiscal Year" means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

"Flood Insurance" means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $50,000 and (c) shall have a coverage amount equal to the lesser of (i) the "replacement cost value" of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

"Foreign Subsidiary" means, with respect to any Person, a Subsidiary of such Person that is a "controlled foreign corporation" under Section 957 of the Code.
"Foreign Subsidiary Holdco" means any Domestic Subsidiary of RA Intermediate of the assets of which (other than a de minimis amount) consist of the equity and debt of one or more Foreign Subsidiaries.

"GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to "GAAP" shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).

"German Factoring Facility" means the factoring facility between Real Alloy Germany and the Factoring Facility Purchaser under the Factoring Facility Documents with a maximum financing amount of €50,000,000.

"German Factoring Facility Documents" means, collectively, (a) that certain Factoring Agreement between Real Alloy Germany and the Factoring Facility Purchaser, including each addendum and schedule thereto, (b) that certain Pledge of Account and Trust Agreement between

Real Alloy Germany and the Factoring Facility Purchaser and (c) all documents delivered to the Factoring Facility Purchaser in connection with any of the foregoing, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

"German Factoring Facility Purchaser" means GE Capital Bank AG.

"Governmental Authority" means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

"Gradual Roll-up" means the application of all cash consisting of proceeds of the categories of assets described in the definition of ABL Priority Collateral in the Prepetition Credit Agreement coming into the possession or control of the Debtors shall be applied to reduce the Prepetition Obligations until entry of the Final Order, at which time a Revolving Loan advance shall be used to fully repay any remaining Prepetition  Obligations.

"Guaranty and Security Agreement" means each of the U.S. Revolving Guaranty and Security Agreement and the Canadian Revolving Guarantee and Security Agreement.
"Guarantor" means any Person that has guaranteed any of the Obligations.

"Hazardous Material" means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant, including, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

"Hedging Agreement" means an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk, including each Commodity Hedging Agreement and any Rate Contract.

"Holding Companies" means RA Intermediate and Real Alloy Holding and "Holding Company" means each such Person.
"IMSAMET of Arizona" means IMSAMET of Arizona, an Arizona general partnership.

"Indebtedness" of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Shares, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Shares plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations.

"Indenture" means that certain Indenture dated January 8, 2015 (as supplemented by the First Supplemental Indenture, dated as of February 27, 2015 and as further amended, amended and restated, refinanced, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement), by and among RA Intermediate, Real Alloy Holding, certain of its Subsidiaries and the Notes Collateral Trustee.

"Indenture Documents" means the "Indenture Pari Passu Lien Debt Documents" (as defined in the Intercreditor Agreement), as amended, amended and restated, refinanced, supplemented or otherwise modified in accordance with this Agreement and the Intercreditor Agreement.

"Indemnified Tax" means (a) any Tax, other than an Excluded Tax, imposed upon or with respect to any payment made by or on account of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, statutory management, administration, suspension of general operations, creditor scheme of arrangement or similar arrangement, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada).

"Intellectual Property" means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

"Intercompany Subordination Agreement" means that certain Intercompany Subordination Agreement dated as of March 14, 2017 among the Agent, RA Intermediate and each Subsidiary of RA Intermediate.

"Intercreditor Agreement" means that certain Intercreditor Agreement dated as of February 27, 2015, by and between Agent as successor in interest to Wells Fargo Bank, National Association, as successor in interest to General Electric Capital Corporation and Notes Collateral Trustee, and acknowledged and agreed to by RA Intermediate, Real Alloy Holding and certain of its Subsidiaries party thereto, as amended in the Financing Order and as the same may be further amended, supplemented, restated, replaced and/or modified from time to time subject to the terms thereof.

"Interest Payment Date" means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans the first day of each month.

"Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to such LIBOR Rate Loan and ending on the date 30, 60, 90, or 180 days thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

"Interim Order"  means that certain Interim Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Coad, (III) Granting Adequate Protection to the Prepetition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Coad, (IV) Granting Liens and Superpriority Claims, (V) Modifying the Automatic Stay, and (VI) Scheduling a Final Hearing entered by the Bankruptcy Court on November 20, 2017.

"Internet Domain Name" means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

"Inventory" means all of the "inventory" (as such term is defined in the UCC, the PPSA or other applicable law, as applicable) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party's custody or possession, including inventory on the premises of others and items in transit.

"IP Ancillary Rights" means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

"IP License" means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
"IRS" means the Internal Revenue Service of the United States and any successor thereto.

"Issue" means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms "Issued", "Issuance" and "Issuer" have correlative meanings.

"L/C Issuer" shall mean (a) any Lender, (b) an Affiliate or branch of any Lender, or (c) in the event of any resignation by any L/C Issuer pursuant to Section 8.9(c), any other bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person's capacity as an issuer of Letters of Credit hereunder.

"L/C Reimbursement Obligation" means, for any Letter of Credit, the obligation of the applicable Borrower to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

"Lender" means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Letter of Credit Obligations). Notwithstanding the designation by any Lender, Borrowers and Agent shall be permitted to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

"Lending Office" means, with respect to any Lender, the office or offices of such Lender specified as its "Lending Office" beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Agent.

"Letter of Credit" means documentary or standby letters of credit Issued for the account of the Borrowers by L/C Issuers, and bankers' acceptances issued by a Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

"Letter of Credit Obligations" means all outstanding obligations incurred by Agent and Lenders at the request of the Borrowers or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

"Liabilities" means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

"LIBOR" means, the per annum rate of interest determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, in each case for a term equivalent to such Interest Period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall LIBOR be less than zero.

"LIBOR Rate Loan" means a Loan that bears interest based on LIBOR.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Loan" means any loan made or deemed made by any Lender hereunder.

"Loan Documents" means this Agreement, the Financing Order, the Collateral Documents, the Intercreditor Agreement and all documents delivered by any Credit Party to Agent and/or any Lender in connection with any of the foregoing.

"Management Agreement" means that certain Management Services Agreement dated as of March 14, 2017 among Parent and Real Alloy Holding.

"Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

"Material Adverse Effect" means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse effect on any of (i) the business, assets, operations, performance, properties or condition (financial or otherwise), contingent liabilities, prospects or material agreements of the Credit Parties, taken as a whole, and the Credit Parties and their subsidiaries, taken as a whole, since the Petition Date, (ii) the legality, validity or enforceability of any Loan Document, any Prepetition Loan Documents, or the Orders, (iii) the ability of the Borrower or the Guarantors to perform their respective obligations under the Loan Documents or Prepetition Loan Documents, (iv) the perfection or priority of the Liens granted pursuant to the Loan Documents or the Orders, (v) the perfection or priority of the Liens granted to secure the Prepetition Obligations, (vi) the ability of the Agent and the Lenders to enforce the Loan Documents or (vii) the ability of the Prepetition Agent and the Prepetition Lenders to enforce the Prepetition Loan Documents, other than as a result of the continuation and prosecution of the Cases.

"Maximum Revolving Loan Amount" means $110,000,000.
"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

"National Flood Insurance Program" means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

"Net Interest Expense" means (a) gross interest expense for the applicable twelve fiscal month period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates) for the Credit Parties, less (b) the portion of such gross interest expense for such period funded with the proceeds of any cash distribution made pursuant to Section 5.11(i) of the Credit Agreement and less (c) interest income received in cash for such period.    For the avoidance of doubt, in the event of any conflict between the definition of "Net Interest Expense" as set forth on the Compliance Certificate, the Compliance Certificate as set forth on the Closing Date or as amended pursuant to Section 9.1 shall govern.

"Net Issuance Proceeds" means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.

"Net Orderly Liquidation Value" means the cash proceeds of Inventory, which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Agent by an appraiser reasonably acceptable to Agent.

"Net Proceeds" means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net only of such amounts expressly set forth in any order of the Bankruptcy Court approving such Disposition.

"NOLV Factor" means, as of the date of the appraisal of Inventory most recently received by Agent, the quotient of the Net Orderly Liquidation Value of Inventory divided by the book value of Inventory, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by Agent of each updated appraisal.

"Non-U.S. Lender Party" means each of Agent, each Lender, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.
"North America ABL Priority Collateral" means the "DIP ABL Collateral" as defined in the Interim Order.
"Notes Collateral Trustee" means Wilmington Trust, National Association, in its capacity as trustee and collateral agent under the Indenture.
"Notes Pari Passu Lien Obligations" shall mean the Notes Pari Passu Lien Obligations as defined in the Indenture Documents in effect on the date hereof.
"Notes Priority Collateral" means the "DIP Notes Priority Collateral" as defined in the Interim Order.
"Notice of Borrowing" means a notice given by the Borrower Representative to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

"Obligations" means (a) all Loans and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), whether allowed in any Insolvency Proceeding, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided that the Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor and (b) all Bank Product Obligations.

"Ordinary Course of Business" means, in respect of any transaction involving any Person, the ordinary course of such Person's business, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

"Organization Documents" means, (a) for any corporation, the certificate or articles of incorporation, amalgamation or continuation, coordinated articles of association or constitution as applicable, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any company incorporated in England & Wales, its certificate of incorporation and any certificate of incorporation on change of name and its articles and memorandum of association, (c) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (d) for any limited liability company, the operating agreement and articles or certificate of formation or (e) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Shares of a Person.

"Other Connection Taxes" means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

"Outstandings" means, as of any time of determination thereof, the sum (without duplication) of the aggregate outstanding principal balance at such time of the Revolving Loans, the aggregate amount of Letter of Credit Obligations for all Letters of Credit outstanding at such time.

"Owned Properties" means all of the Real Estate described on Schedule B owned by Real Alloy Holding and/or any of its Subsidiaries organized under the laws of the U.S., Canada or Mexico (and the term "Owned Property" refers to each of the Owned Properties).

"Parent" means Real Industry, Inc., a Delaware corporation.

"Patents" means all United States and foreign patents and certificates of invention, industrial designs or similar industrial property rights, applications for any of the foregoing, and related IP Ancillary Rights.

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107- 56, as amended.
"PBGC" means the United States Pension Benefit Guaranty Corporation or any successor thereto.

"Permits" means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Permitted Discretion" shall mean a determination made by Agent in good faith in the exercise of its reasonable business judgment based on how an asset based lender with similar rights providing secured credit facilities of the type set forth herein would act, in the circumstances then applicable to the Borrowers at the time with the information then available to Agent; provided that (x) the amount of any Reserves or change to eligibility shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserves or such change and (y) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates).

"Permitted Priority Liens" mean all Liens in favor of third parties, which third-party liens, as of the Filing Date, had priority under applicable law over the Liens in favor of the Prepetition Agent, solely to the extent that such Liens are valid and non-avoidable as of the Filing Date and are either perfected as of the Filing Date or subject to perfection after the Filing Date pursuant to section 546(b) of the Bankruptcy Code, were not subordinated by agreement or applicable law, and do not secure Indebtedness incurred on or after the Filing Date; in each case subject to the terms of the Financing Order and otherwise agreed to by Agent.

"Permitted Refinancing" means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Sections 5.5(c), 5.5(d), 5.5(f), 5.5(g) or 5.5(m)  that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

"Permitted Supplier Financing Arrangement" means a transaction or transactions whereby a Credit Party or Subsidiary thereof sells a portion of its Accounts at the request of a customer of such Credit Party or Subsidiary (and, for the avoidance of doubt, not with respect to Accounts of such Credit Party or Subsidiary generally) in the Ordinary Course of Business, which is approved by Agent in its Permitted Discretion and, at a minimum, satisfies the following requirements:

(a) such Credit Party, prior to entering into such transaction, shall have provided Agent with copies of all definitive agreements and related documentation regarding such Permitted Supplier Financing Arrangements and such documentation is in form and substance reasonably satisfactory to Agent;

(b) all or substantially all of the proceeds of such transaction are received by the applicable Credit Party in cash;

(c) the aggregate of the Accounts sold pursuant to all such transactions outstanding at any time shall not exceed the greater of (i) $30,000,000 and (ii) 2.0% of the consolidated revenues of RA Intermediate and its Subsidiaries for the most recently ended four full Fiscal Quarters for which internal financial statements are then available;

(d) such transaction shall be without recourse to the Credit Parties (except for indemnity obligations that are customary in non-recourse factoring arrangements);
(e) any discount rate applicable to such transaction shall be reasonable and customary based on market terms at such time; and
(f) prior to and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

provided that, as of the Closing Date, the only customers of the Credit Parties subject to Permitted Supplier Financing Arrangements in effect and approved by Agent shall be Tenedora Nemak, S.A. de C.V. and Nemak USA, Inc. (or an Affiliate thereof).

"Person" means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unlimited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

"Petition Date" means November 17, 2017.

"PPSA" means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Agent's Liens on any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, including the Civil Code of Quebec, PPSA shall mean those personal property security laws in such other Canadian jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

"Prepetition Agent" has the meaning given to it in the Recitals.
"Prepetition Borrowers" has the meaning given to it in the Recitals.
"Prepetition Credit Agreement" has the meaning given to it in the Recitals.
"Prepetition Lenders" has the meaning given to it in the Recitals.
"Prepetition Loan Documents" means the "Loan Documents" as defined in the Prepetition Credit Agreement.

"Prepetition Obligations" means the "Obligations" as defined in the Prepetition Credit Agreement, provided that (solely for purposes of this Agreement) Prepetition Obligations shall not include Reinstated Prepetition Obligations.

"Prepetition Notes Obligations" means the Notes Pari Passu Lien Obligations (as defined in the Intercreditor) in existence on the Petition Date.

"Prime Rate" means as regards Base Rate Loans to the Borrowers, the rate of interest announced by Bank of America from time to time as its prime rate.  Bank of America base such rates on various factors, including their costs and desired return, general economic conditions and other factors, and use such rates as a reference point for pricing some loans, which may be priced at, above or below such rates.  Any change in such rates publicly announced by Bank of America, shall take effect at the opening of business on the day specified in the announcement.

"Prior Indebtedness" means the Indebtedness and obligations specified in Schedule 11.1 hereto.

"Prior Claims" means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Agent's security interests (or interests similar thereto under applicable law) against all or part of the Collateral, including for amounts owing for employee source deductions, employment insurance, goods and services taxes, sales taxes, harmonized sales taxes, excise taxes, municipal taxes, workers' compensation, Quebec corporate taxes, pension fund obligations (including all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan or under the Canada Pension Plan, the Quebec Pension Plan or other Requirements of Law, and any amounts representing any unfunded liability, solvency deficiency or wind up deficiency with respect to any Canadian Pension Plan), the Wage Earner Protection Program Act (Canada) obligations and overdue rents.

"Prior Claims Reserve" means, at any time of determination, a reserve established by Agent in an amount equal to the obligations and liabilities of the Credit Parties and their Subsidiaries for Prior Claims at such time.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"RA Intermediate" means Real Alloy Intermediate Holding, LLC, a Delaware limited liability company.

"Rate Contracts" means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

"Real Alloy Germany" means Real Alloy Germany GmbH, a limited liability company organized under the laws of Germany.

"Real Estate" means any real estate or real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

"Reinstated Prepetition Obligations" means any Prepetition Obligations constituting an Avoided Payment, to the extent such obligations have been reinstated, in each case, pursuant to, and subject to the requirements and terms of, a final and nonappealable order of the Bankruptcy Court.

"Related Agreements" means the Loan Documents, the Indenture Documents, the DIP Term Facility Documents and the Factoring Facility Documents.

"Related Persons" means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

"Releases" means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

"Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

"Required Lenders" means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum (without duplication) of the aggregate unpaid principal amount of Loans then outstanding, amounts of participations in outstanding Letter of Credit Obligations and the principal amount of unparticipated portions of Letter of Credit Obligations; provided, however, that at any time that there are two or more Lenders, Required Lenders shall include at least two Lenders.

"Requirement of Law" means, with respect to any Person or any Property, the common law and any federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject. For the avoidance of doubt, the term "Requirement of Law" shall include FATCA and any intergovernmental agreements with respect thereto between the United States and another jurisdiction.

"Reserves" means, with respect to the Borrowing Base, (a) reserves established by Agent from time to time against Eligible Accounts pursuant to Section 1.13 and Eligible Inventory pursuant to Section 1.14, and (b) such other reserves (including the Capped Indebtedness Reserve, Prior Claims Reserve, the Secured Rate Contracts Reserve, the Bank Product Reserve, reserves for accrued and accruing carve-outs (including the Carveout), 503(b)(9) claims and other administrative expenses of, or prepetition claims against the Debtors) against Eligible Accounts, Eligible Inventory or Availability that Agent may, in its Permitted Discretion, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of interest expenses or Indebtedness shall be deemed to be an exercise of Agent's Permitted Discretion.

"Responsible Officer" means the chief executive officer or the president of a Borrower or the Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, treasurer, controller or assistant treasurer of a Borrower or the Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

"Revolving Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and acquire interests in Letter of Credit Obligations, which initial commitments are set forth opposite such Lender's name in Schedule 1.1(a) under the heading "Revolving Loan Commitments", as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced from time to time pursuant to assignments by or to such Lender pursuant to an Assignment.

"Revolving Termination Date" means the earliest date to occur of (i) six (6) months from the Petition Date, (ii) the consummation of any sale of all or substantially all of the Collateral of the Debtors pursuant to Section 363 of the Bankruptcy Code, (iii) if the Final Order has not been entered, the date that is thirty-five (35) calendar days after the Petition Date, (iv) the acceleration of the Revolving Loans and the termination of the Commitments pursuant to Section 7.2 upon the occurrence and during the continuance of an Event of Default, and (v) the effective date of any reorganization plan or liquidation of any Credit Party, unless otherwise agreed by Agent.

"S&P" means Standard & Poor's Rating Services.
"Secured Party" means Agent, each Lender, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider and Bank Product Provider.

"Secured Rate Contract" means any Rate Contract between a Credit Party and the counterparty thereto, which (a) has been provided or arranged by Bank of America or an Affiliate or branch of Bank of America or (b) Agent has acknowledged in writing constitutes a "Secured Rate Contract" hereunder.

"Secured Rate Contracts Reserve" means, at any time of determination, a reserve established by Agent in an amount equal to the obligations and liabilities of the Credit Parties and their Subsidiaries under Secured Rate Contracts at such time.

"Secured Swap Provider" means (a) a Lender or an Affiliate or branch of a Lender (or a Person who was a Lender or an Affiliate or branch of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Credit Party, or (b) a Person with whom a Credit Party has entered into a Secured Rate Contract provided or arranged by Bank of America or an Affiliate or branch of Bank of America, and any assignee thereof.

"Share" means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

"Share Equivalents" means all securities convertible into or exchangeable for Shares or any other Share Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Share or any other Share Equivalent, whether or not presently convertible, exchangeable or exercisable.

"Software" means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

"Solvent" means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Special Flood Hazard Area" means an area that FEMA's current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

"Spot Rate" means the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent's principal foreign exchange trading office for the first currency.

"SPV" means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

"Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Shares is, at the time, owned or controlled directly or indirectly by, such Person or one or more

Subsidiaries of such Person; provided that, with respect to any Person incorporated in the United Kingdom, "Subsidiary" shall include a subsidiary within the meaning of Section 1162 of the U.K. Companies Act 2006.

"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Tax Affiliate" means, (a) each Borrower and its Subsidiaries,  (b) each other Credit Party and (c) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

"Title IV Plan" means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

"Total Assets" means the total consolidated assets of the Credit Parties and their Subsidiaries, as shown on the most recent balance sheet pursuant to Section 4.1.

"Trade Secrets" means all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, including all related IP Ancillary Rights.

"Trademark" means all United States and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing, all registrations and applications therefor and all related IP Ancillary Rights.

"UCC" means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

"United Kingdom" and "U.K." each means the United Kingdom of Great Britain and Northern Ireland.
"United States" and "U.S." each means the United States of America.
"U.S. Collateral" means "Collateral" as defined in the U.S. Revolving Guaranty and Security Agreement.

"U.S. Credit Parties" means each Holding Company, each Borrower, each U.S. Guarantor and each U.S. Subsidiary (a) which executes a guaranty of the Obligations and (b) which grants a Lien on its U.S. Collateral to secure payment of the Obligations.

"U.S. Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a currency other than

Dollars, the equivalent in Dollars that Agent determines, would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.
"U.S. Lender Party" means each of Agent, each Lender, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

"U.S. Guarantor" means RA Intermediate and RA Mexico Holding, LLC and each U.S. Subsidiary (a) which executes a guaranty of the Obligations and (b) which grants a Lien on its U.S. Collateral to secure payment of the Obligations.

"U.S. Revolving Guaranty and Security Agreement" means that certain U.S. Revolving Guaranty and Security Agreement, dated as of the Closing Date, made by the U.S. Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

"U.S. Subsidiary" means each Wholly-Owned Subsidiary of RA Intermediate that is organized under the laws of any state of the United States or the District of Columbia.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

"Wholly-Owned Subsidiary" of a Person means any Subsidiary of such Person, all of the Shares and Share Equivalents of which (other than directors' qualifying Shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

"Write-Down and Conversion Powers" means the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

270.1 Other Interpretive Provisions.

(a) Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement.  The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms.  The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation."

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.    If any Bankruptcy Milestone deadline or other deadline under this Agreement or any other Loan Document falls on a day that is not a Business Day, then such Bankruptcy Milestone deadline or other deadline shall be extended until the next succeeding Business Day and if satisfied on such Business Day shall be deemed to have been satisfied in compliance with the terms hereof or thereof. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first calendar month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second calendar month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." All references to the time of day shall be a reference to New York time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts.  Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws.  References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

270.2 Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by a Holding Company shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V  and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at "fair value." A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent. For purposes of determining pro forma compliance with any financial covenant as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date.

270.3 Payments.  Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

270.4 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:
REAL ALLOY HOLDING, INC. By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer
REAL ALLOY RECYCLING, INC. By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer

REAL ALLOY SPECIALTY PRODUCTS, INC. By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer

REAL ALLOY SPECIFICATION, INC. By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer

ETS SCHAEFER, LLC By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer

Signature Page to Revolving Credit Agreement

BORROWER REPRESENTATIVE:
REAL ALLOY HOLDING, INC. By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer

Address for notices: Real Alloy Holding, Inc. c/o Signature Group Holdings, Inc. 15301 Ventura Blvd, Ste. 400 Sherman Oaks, CA 91403 Attention: Kyle Ross, EVP and CFO

with a copy to: Real Alloy Holding, Inc. 25825 Science Park Drive, Ste. 400 Beachwood, OH 44122 Attention: Michael Hobey, CFO

Address for wire transfers: ABA No. ######### Account Number ########## Wintrust Bank Account Name: Real Alloy Holding, Inc. (Concentration Account)

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CREDIT PARTIES:
REAL ALLOY INTERMEDIATE HOLDING, LLC By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer
REAL ALLOY HOLDING, INC. By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer
REAL ALLOY RECYCLING, INC. By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer
REAL ALLOY SPECIALTY PRODUCTS, INC. By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer
REAL ALLOY SPECIFICATION, INC. By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer
ETS SCHAEFER, LLC By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer
REAL ALLOY CANADA LTD. By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer

Signature Page to Revolving Credit Agreement

RA MEXICO HOLDING, LLC By: /s/ Michael Hobey Name: Michael Hobey Title: Chief Financial Officer

Address for notices: Real Alloy Holding, Inc. c/o Signature Group Holdings, Inc. 15301 Ventura Blvd, Ste. 400 Sherman Oaks, CA 91403 Attention: Kyle Ross, EVP and CFO

with a copy to: Real Alloy Holding, Inc. 25825 Science Park Drive, Ste. 400 Beachwood, OH 44122 Attention: Michael Hobey, CFO

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Agent and as a Lender By: /s/ Thomas H. Herron Name: Thomas H. Herron Title: Senior Vice President

Address for notices: Bank of America, N.A., as Agent 135 South LaSalle Street, Suite 925 Chicago, Illinois 60603 Attn: Thomas H. Herron Facsimile: ###-###-####

with a copy (which copy shall not constitute notice to: Jeremy Downs, Esq. GOLDBERG KOHN LTD. 55 East Monroe Street Suite 3300 Chicago, Illinois 60603 (312) 201-4000

Agent's deposit account for U.S. payments: Bank of America to provide separately.

Signature Page to Revolving Credit Agreement

EXHIBIT 4.16

MILESTONES

1.	Obtain the Bankruptcy Court’s approval of (a) the Interim Order within three (3) days after the Petition Date, and (b) the Final Order within thirty-five (35) days after the Petition Date;

2.

Within ten (10) days after the Petition Date, file a motion requesting the approval of procedures concerning a sale of substantially all of Borrowers' assets, in form and substance acceptable to Agent;

3.

No later than fourteen (14) calendar days after the Petition Date, the Debtors shall have selected and retained, subject to Bankruptcy Court approval, a chief restructuring officer reasonably acceptable to the DIP Term Lenders and the Agent, and thereafter the Debtors shall use commercially reasonable efforts to obtain such Bankruptcy Court approval reasonably promptly;

4.

Within thirty-five (35) days after the Petition Date, obtain entry of an order (in form and substance acceptable to Agent) approving procedures concerning a sale of substantially all of Borrowers' assets (a "Sale Procedures Order");

5.

Within seventy-five (75) days after the Petition Date, select a bid (in form and substance acceptable to Agent) for substantially all of the assets of Borrowers (including without limitation all North America ABL Priority Collateral  owed by Borrowers) that does not contain any financing, due diligence or other conditions or approvals that are not acceptable to Agent, and provides for cash proceeds of the applicable purchase price to be used at closing to pay the Prepetition Obligations and the Obligations in full (a "Stalking Horse Bid"); provided, that such seventy-five (75) day deadline may be extended at the election of DIP Term Agent for up to twenty-five (25) days so long as no Event of Default has occurred; provided, further, that the DIP Term Agent may agree to waive such milestone if the DIP Term Lenders make a bid for the assets of Borrowers that would otherwise constitute and meet the conditions of a Stalking Horse;

6.	Within one hundred thirty (130) days after the Petition Date, conduct an auction in accordance with the Sale Procedures Order (as defined in the Interim Order); and

7.

Within one hundred sixty (160) days after the Petition Date, consummate the Stalking Horse Bid or such other offer accepted in accordance with the Sale Procedures Order and use cash proceeds at the closing thereof to cause all Prepetition Obligations and the Obligations to be paid in full, in cash, on a final and indefeasible basis, subject to the provisions of the Financing Order.

SCHEDULE 1.1(a)

Revolving Loan Commitments

Lender	Revolving Loan Commitment
Bank of America	$110,000,000
Total	$110,000,000

SCHEDULE 4.17

Post-Closing Obligations

1.

Borrowers shall deliver to Agent, within thirty (30) days following the Closing Date (or such later date as Agent may agree in writing in its sole discretion), (a) lender's loss payable endorsements with respect to each property insurance policy of the Credit Parties naming Agent as a lender's loss payee on each such insurance policy, (b) additional insured endorsements with respect to each liability insurance policy of the Credit Parties naming Agent as additional insured on each such insurance policy and (c) 30 day notice of cancellation endorsements in favor of Agent with respect to each insurance policy of the Credit Parties, in each case in form and substance satisfactory to Agent.

2.

Credit Parties and certain Subsidiaries of Credit Parties shall deliver to Agent, within five (5) Business Days following the Closing Date (or such later date as Agent may agree in writing in its sole discretion), an Intercompany Subordination Agreement with respect to the Obligations in form and substance substantially consistent with the analogous Prepetition Loan Agreement of the same title.